Exhibit 10.1

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 7, 2025, is entered into by and among FIREFLY AEROSPACE INC., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party hereto (which Lenders and Issuing Banks constitute all Lenders and Issuing Banks as of the First Amendment Effective Date), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”) which amends that certain Credit Agreement, dated as of August 8, 2025, by and among, inter alios, the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Lenders party thereto from time to time and the other Persons party thereto from time to time (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement” and as amended by this Amendment, the “Amended Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement or the Amended Credit Agreement, as the context may require.

W I T N E S S E T H

WHEREAS, pursuant to Section 9.02(b) of the Credit Agreement, the Borrower has requested that the Lenders agree (x) to increase the Commitments in respect of the Revolving Facility to $260,000,000 on the First Amendment Effective Date (the “Requested Revolver Upsize”) and (y) to amend the Credit Agreement to give effect to the Requested Revolver Upsize and to make certain other changes to the Credit Agreement, in each case, on the terms and conditions set forth herein;

WHEREAS, subject to the terms and conditions set forth herein, each existing Lender and Issuing Bank identified on Exhibit B hereto and signatory hereto, which constitutes all existing Lenders and Issuing Banks party to the Credit Agreement immediately prior to the First Amendment Effective Date, consents to the Requested Revolver Upsize;

WHEREAS, subject to the terms and conditions set forth herein, each Lender and Issuing Bank identified on Exhibit B hereto and signatory hereto is willing to provide the portion of the Requested Revolver Upsize (the “Revolving Loan Commitment”) as set forth opposite such Lender and Issuing Bank’s name on Exhibit B hereto;

WHEREAS, the Borrower intends to use the proceeds of the Requested Revolver Upsize (i) to finance (or replenish cash used by Borrower to finance), in part, the acquisition of SciTec, Inc. (the “Acquisition”) pursuant to that certain Agreement and Plan of Reorganization, dated as of October 5, 2025, by and among the Borrower, Big Bend RV Merger Sub, Inc., Big Bend FW Merger Sub, LLC, SciTec, Inc., SciTec Holdco, Inc., the sellers named therein and the seller’s representative named therein (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), (ii) for working capital requirements and general corporate purposes and (iii) to pay fees and expenses incurred in connection therewith and with the Amendment (collectively, the “First Amendment Transactions”);

WHEREAS, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC are acting as joint lead arrangers and bookrunners (in such capacities, the “First Amendment Lead Arrangers”), in each case, in connection with this amendment; and

WHEREAS, each Loan Party party hereto expects to realize substantial direct and indirect benefits as a result of this Amendment becoming effective and the consummation of the transactions contemplated hereby and agrees to reaffirm its obligations pursuant to the Credit Agreement, the Collateral Documents, and the other Loan Documents to which it is a party.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01 Amendments. Effective as of the First Amendment Effective Date,

(i) The Credit Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A attached hereto.

(ii) Schedule 2.01 (Commitments) of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

(iii) Attached hereto as Exhibit C is the new Schedule 6.10(b) to the Amended Credit Agreement.

Section 1.02 Revolving Loans. On the First Amendment Effective Date, each Lender hereby agrees to provide a Revolving Loan Commitment in the amount set forth such Lender’s name on Exhibit B hereto. The Requested Revolving Upsize established pursuant to this Amendment shall be subject to the same terms and conditions applicable to the Commitments under the Credit Agreement and the other Loan Documents. The Borrower shall use the proceeds of the Requested Revolver Upsize to finance the First Amendment Transactions.

Section 1.03 Lenders. (a) By executing and delivering this Amendment, each Lender hereunder shall be deemed to confirm and agree as follows: (i) such Lender confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and the Amended Credit Agreement; (ii) such Lender will independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement; (iii) such Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) Lender agrees that it will perform in accordance with their terms all the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Lender thereunder.

(b) From and after the First Amendment Effective Date, each new Lender party hereto shall be a “Lender” for all purposes under the Amended Credit Agreement and the other Loan Documents and perform all the obligations of, and have all the rights of, a Lender thereunder,

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ARTICLE II

CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to the satisfaction or waiver (by the Administrative Agent) of each of the following conditions (the date of satisfaction or waiver of such condition being referred to herein as the “First Amendment Effective Date”):

Section 2.01 Execution. The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of the Borrower, the other Guarantors, the Administrative Agent, and Lenders and Issuing Banks constituting all Lenders and Issuing Banks under the Credit Agreement.

Section 2.02 Closing Certificate. The Administrative Agent shall have received a customary officer’s certificate, dated as of the First Amendment Effective Date, executed by a Responsible Officer of the Borrower and attesting to the matters set forth in Section 3.04 and 3.05 of this Amendment.

Section 2.03 Corporate Documents. The Administrative Agent shall have received a certificate, dated the First Amendment Effective Date, attaching (i) a copy of each organizational or constitutional document of each Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party as of the First Amendment Effective Date; (iii) resolutions of the board of directors (or, if applicable, shareholders) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which such Loan Party is a party as of the First Amendment Effective Date and certified as of the First Amendment Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation dated as of a recent date prior to the First Amendment Effective Date.

Section 2.04 Fees, Costs and Expenses. The Administrative Agent and the First Amendment Lead Arrangers shall have received all fees earned, due and payable and expenses required to be paid hereunder or under separate documentation entered into on or prior to the date hereof in connection with this Amendment and all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees and expenses of Cahill Gordon & Reindel LLP) to the extent invoiced at least three (3) Business Days prior to the First Amendment Effective Date, in each case due and payable by the Borrower pursuant to Section 9.03(a) of the Credit Agreement on or prior to the First Amendment Effective Date.

Section 2.05 Know-Your-Customer. (A) The Administrative Agent shall have received at least one (1) day prior to the First Amendment Effective Date, all documentation and other information with respect to the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent shall have reasonably requested in writing of the Borrower at least ten (10) days prior to the First Amendment Effective Date and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least one (1) day prior to the First Amendment Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the First Amendment Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (B) shall be deemed to be satisfied).

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Section 2.06 Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate.

Section 2.07 Legal Opinion. The Administrative Agent shall have received, on behalf of itself and the Lenders party hereto, a customary written opinion of Kirkland & Ellis LLP, as counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date.

Section 2.08 No Default. After giving effect to this Amendment and the transactions contemplated herein, no Event of Default or Default shall have occurred and be continuing.

Section 2.09 Borrowing Request. The Administrative Agent shall have received a Borrowing Request in respect of a Revolving Borrowing to be made on the First Amendment Effective Date meeting the requirements of Section 2.03 of the Credit Agreement.

Without limiting the generality of the provisions of Section 9.02(b) of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Article II, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender in writing prior to the proposed First Amendment Effective Date specifying its objection thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce (a) each Lender and Issuing Bank to become a party hereto and (b) the Administrative Agent and the Lenders and Issuing Banks party hereto to consent to amend the Credit Agreement in the manner provided herein and in the Amended Credit Agreement, as amended by this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender and Issuing Bank that, as of the First Amendment Effective Date:

Section 3.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (i) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) has all requisite organizational power and authority to carry on its business, as now materially conducted, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, (iv) is in compliance with all laws, regulations and orders of any Governmental Authority binding on it or its property and (v) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority to consummate the Amendment, except such as have been obtained or made and are in full force and effect; except in each case, referred to in clauses (i) (other than with respect to the Borrower), (ii), (iii), (iv) or (v), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; No Contravention; Binding Effect. The Amendment and the transactions contemplated hereby are within each Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary organizational and, if required, stockholder or other equity holder action. The Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries.

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Section 3.03 Solvency. On the First Amendment Effective Date, after giving effect to this Amendment, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.04 Other Representations and Warranties. The representations and warranties of each Loan Party set forth in the Credit Agreement or the other Loan Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the First Amendment Effective Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty is true and correct in all materials respects (or all respects, as applicable) as of such earlier date).

Section 3.05 No Event of Default. No Default or Event of Default exists and is continuing, or would result from, the effectiveness of this Amendment.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Execution of this Amendment. This Amendment is executed and shall be construed as an amendment to the Credit Agreement, and, as provided in the Credit Agreement, this Amendment forms a part thereof. The Loan Parties and the other parties hereto acknowledge that this Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

Section 4.02 No Waiver; Effect on Loan Documents. This Amendment is made in modification of, but not extinguishment of, the obligations set forth in the Credit Agreement and, except as specifically modified pursuant to the terms of this Amendment, the terms and conditions of the Credit Agreement remain in full force and effect. Nothing herein shall limit in any way the rights and remedies of the Administrative Agent and the Secured Parties under the Credit Agreement and the Loan Documents. Except to the extent permitted or provided for herein, the execution, delivery and performance by the Administrative Agent and the Lenders party hereto of this Amendment shall not constitute a waiver, forbearance or other indulgence with respect to any Default or Event of Default now existing or hereafter arising or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

Section 4.03 Counterparts; Integration; Effectiveness; Electronic Execution. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article II, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Amendment that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

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Section 4.04 Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. The provisions of Sections 9.09 and 9.10 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

Section 4.05 Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.06 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 4.07 Reaffirmation of Obligations. Each Loan Party, subject in all respects to the terms and limits contained herein, the Credit Agreement, as amended by this Amendment and in each other Loan Document, (a) has incurred or guaranteed the Secured Obligations and/or Guaranteed Obligations (collectively, the “Obligations”), and all of its Obligations, including all Secured Obligations (as defined in Exhibit A) shall remain in full force and effect on a continuous basis after giving effect to this Amendment, (b) acknowledges and agrees that nothing in this Amendment shall constitute a novation or termination of such Obligations and (c) has created Liens and security interests in favor of the Administrative Agent on certain of its Collateral to secure its Obligations pursuant to the Loan Documents. Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to this Amendment. Each Loan Party hereby confirms that each Loan Document to which it is a party or is otherwise bound, including the Loan Guaranty, remains in full force and effect and the security interests granted on all Collateral encumbered by the Loan Documents will continue to secure, to the fullest extent possible in accordance with the Loan Documents, the Obligations, including all Secured Obligations (as defined in Exhibit A), including without limitation the payment of all such applicable Obligations that are joint and several obligations of each Loan Party now or hereafter existing.

Section 4.08 Entire Agreement; Loan Document. This Amendment, the other Loan Documents and any separate letter agreements with respect to fees payable constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. On and after the First Amendment Effective Date, this Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

FIREFLY AEROSPACE INC.

By:	/s/ Darren Ma
Name: Darren Ma
Title: Chief Financial Officer

GUARANTORS:

FIREFLY SPACE TRANSPORT SERVICES, LLC

By:	Firefly Aerospace Inc.
Its:	Member

By:	/s/ Darren Ma
Name: Darren Ma
Title: Chief Financial Officer

FIREFLY RESEARCH, INC.

By:	/s/ Darren Ma
Name: Darren Ma
Title: Chief Financial Officer

[Firefly - Signature Page to First Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, Lender and Swingline Lender

By:	/s/ Tanner Ketellapper
Name:	Tanner Ketellapper
Title:	Executive Director

[Firefly - Signature Page to First Amendment]

LENDER AND ISSUING BANK:

JPMORGAN CHASE BANK, N.A., as Lender and Issuing Bank

By:	/s/ Elizabeth O’Conor
Name:	Elizabeth O’Conor
Title:	Authorized Officer

[Firefly - Signature Page to First Amendment]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender and Issuing Bank

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[Firefly - Signature Page to First Amendment]

COMERICA BANK, as a Lender

By:	/s/ Mohammad Naqvi
Name:	Mohammad Naqvi
Title:	Vice President

[Firefly - Signature Page to First Amendment]

Texas Capital Bank, as a Lender

By:	/s/ Beau Beattie
Name:	Beau Beattie
Title:	Vice President

[Firefly - Signature Page to First Amendment]

EXHIBIT A

[See attached]

EXHIBIT A

CONFORMED THROUGH FIRST AMENDMENT TO CREDIT AGREEMENT

CREDIT AGREEMENT

CREDIT AGREEMENT

dated as of

August 8, 2025

among

FIREFLY AEROSPACE INC.,

as the Borrower,

THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO SECURITIES, LLC,

as First Amendment Lead Arrangers

GOLDMAN SACHS LENDING PARTNERS LLC,

as First Amendment Syndication Agent

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arrangers as of the Effective Date

Page

ARTICLE I DEFINITIONS		1

SECTION 1.01	Defined Terms	1
SECTION 1.02	Classification of Loans and Borrowings	45
SECTION 1.03	Terms Generally	45
SECTION 1.04	Accounting Terms; GAAP	47
SECTION 1.05	[Intentionally Omitted]	47
SECTION 1.06	Interest Rates, Benchmark Notification	47
SECTION 1.07	[Intentionally Omitted]	48
SECTION 1.08	EBITDA	48
SECTION 1.09	Letter of Credit Amounts	48
SECTION 1.10	Divisions	48
SECTION 1.11	Currency Translation	48
SECTION 1.12	Cumulative Credit Transactions	48
SECTION 1.13	Times of Day	4~~9~~8
SECTION 1.14	Pro Forma Calculations	49
SECTION 1.15	Rounding	51
SECTION 1.16	Compliance with Certain Sections	51
SECTION 1.17	Timing of Payment or Performance	52
SECTION 1.18	Certifications	52

ARTICLE II THE CREDITS		52

SECTION 2.01	Revolving Commitments	52
SECTION 2.02	Loans and Borrowings	52
SECTION 2.03	Requests for Revolving Borrowings	5~~3~~2
SECTION 2.04	[Intentionally Omitted]	53
SECTION 2.05	Swingline Loans	53
SECTION 2.06	Letters of Credit	55
SECTION 2.07	Funding of Borrowings	59
SECTION 2.08	Interest Elections	59
SECTION 2.09	Termination and Reduction of Commitments	60
SECTION 2.10	Repayment of Loans; Evidence of Debt	61
SECTION 2.11	Prepayment of Loans	61
SECTION 2.12	Fees	62
SECTION 2.13	Interest	63
SECTION 2.14	Alternate Rate of Interest	6~~4~~4
SECTION 2.15	Increased Costs	66
SECTION 2.16	[Intentionally Omitted]	67
SECTION 2.17	Payments Free of Taxes	67
SECTION 2.18	Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Setoffs	70
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	72
SECTION 2.20	Defaulting Lenders	7~~3~~2
SECTION 2.21	[Intentionally Omitted]	7~~5~~5
SECTION 2.22	Expansion Option; Incremental Facilities	75
SECTION 2.23	Banking Services and Swap Agreements	76

ARTICLE III REPRESENTATIONS AND WARRANTIES		76

SECTION 3.01	Organization; Powers	76
SECTION 3.02	Authorization; Enforceability	76
SECTION 3.03	Governmental Approvals; No Conflicts	7~~7~~6

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(continued)

Page

SECTION 3.04	Financial Condition; No Material Adverse Change	7~~7~~6
SECTION 3.05	Properties; Intellectual Property	77
SECTION 3.06	Litigation and Environmental Matters	7~~8~~7
SECTION 3.07	Compliance with Laws and Agreements	7~~8~~7
SECTION 3.08	Investment Company Status	78
SECTION 3.09	Taxes	78
SECTION 3.10	ERISA	78
SECTION 3.11	Disclosure	78
SECTION 3.12	No Default	7~~9~~8
SECTION 3.13	Solvency	7~~9~~8
SECTION 3.14	Insurance	7~~9~~8
SECTION 3.15	Capitalization and Subsidiaries	7~~9~~8
SECTION 3.16	Security Interest in Collateral	79
SECTION 3.17	Employment Matters	79
SECTION 3.18	Margin Regulations	~~80~~79
SECTION 3.19	[Intentionally Omitted]	~~80~~79
SECTION 3.20	Anti-Corruption and Anti-Terrorism Laws and Sanctions	~~8079~~
SECTION 3.21	Federal Reserve Regulations	80

ARTICLE IV CONDITIONS		80

SECTION 4.01	Effective Date	80
SECTION 4.02	[Intentionally Omitted]	82
SECTION 4.03	[Intentionally Omitted]	82
SECTION 4.04	Each Credit Event	82

ARTICLE V AFFIRMATIVE COVENANTS		8~~3~~2

SECTION 5.01	Financial Statements and Other Information	8~~3~~2
SECTION 5.02	Notices of Material Events	8~~5~~4
SECTION 5.03	Existence; Conduct of Business	85
SECTION 5.04	Payment of Taxes	85
SECTION 5.05	Maintenance of Properties	8~~6~~5
SECTION 5.06	Books and Records; Inspection Rights	8~~6~~5
SECTION 5.07	Compliance with Laws	8~~6~~5
SECTION 5.08	Use of Proceeds and Letters of Credit	86
SECTION 5.09	Insurance	86
SECTION 5.10	Additional Subsidiaries	87
SECTION 5.11	Additional Collateral; Further Assurances	87
SECTION 5.12	Transactions with Affiliates	8~~9~~8
SECTION 5.13	Post-Effective Date Covenant	89~~0~~
SECTION 5.14	Cash Management	89~~0~~
SECTION 5.15	Negative Pledge	89~~0~~

ARTICLE VI NEGATIVE COVENANTS		90

SECTION 6.01	Indebtedness	90
SECTION 6.02	Liens	9~~5~~4
SECTION 6.03	Fundamental Changes	9~~5~~4
SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	95
SECTION 6.05	Asset Sales	97
SECTION 6.06	Swap Agreements	99
SECTION 6.07	Restricted Payments; Certain Payments of Indebtedness	99
SECTION 6.08	[Reserved	101
SECTION 6.09	Restrictive Agreements	10~~2~~1

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(continued)

Page

SECTION 6.10	Financial Condition Covenants	102
SECTION 6.11	Amendment of Material Documents	10~~3~~2

ARTICLE VII EVENTS OF DEFAULT		103

SECTION 7.01	Events of Default	103
SECTION 7.02	Right to Cure	106

ARTICLE VIII THE ADMINISTRATIVE AGENT		107

SECTION 8.01	Authorization and Action	107
SECTION 8.02	Administrative Agent’s Reliance, Indemnification, Etc.	109
SECTION 8.03	Posting of Communications	110
SECTION 8.04	The Administrative Agent Individually	111
SECTION 8.05	Successor Administrative Agent	11~~2~~1
SECTION 8.06	Acknowledgements of Lenders and Issuing Banks	11~~3~~2
SECTION 8.07	Collateral Matters	11~~5~~4
SECTION 8.08	Credit Bidding	115
SECTION 8.09	Certain ERISA Matters	116
SECTION 8.10	Subordination and Intercreditor Agreements	117

ARTICLE IX MISCELLANEOUS		11~~8~~7

SECTION 9.01	Notices	11~~8~~7
SECTION 9.02	Waivers; Amendments	11~~9~~9
SECTION 9.03	Expenses; Limitation of Liability; Indemnity; Damage Waiver	122
SECTION 9.04	Successors and Assigns	12~~4~~3
SECTION 9.05	Survival	12~~7~~7
SECTION 9.06	Counterparts; Integration; Effectiveness; Electronic Execution	12~~8~~7
SECTION 9.07	Severability	12~~9~~8
SECTION 9.08	Right of Setoff	12~~9~~8
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	12~~9~~8
SECTION 9.10	WAIVER OF JURY TRIAL	1~~30~~29
SECTION 9.11	Headings	1~~30~~29
SECTION 9.12	Confidentiality	130
SECTION 9.13	Several Obligations; Nonreliance; Violation of Law	13~~1~~0
SECTION 9.14	USA PATRIOT Act and Beneficial Ownership	13~~1~~0
SECTION 9.15	Disclosure	131
SECTION 9.16	Appointment for Perfection	131
SECTION 9.17	Interest Rate Limitation	13~~2~~1
SECTION 9.18	No Fiduciary Duty, Etc.	13~~2~~1
SECTION 9.19	Net Short Lenders	132
SECTION 9.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	13~~3~~2
SECTION 9.21	Acknowledgement Regarding Any Supported QFCs	13~~3~~3

ARTICLE X LOAN GUARANTY		13~~4~~3

SECTION 10.01	Guaranty	13~~4~~3
SECTION 10.02	Guaranty of Payment	13~~4~~3
SECTION 10.03	No Discharge or Diminishment of Loan Guaranty	134
SECTION 10.04	Defenses Waived	13~~5~~4
SECTION 10.05	Rights of Subrogation	13~~5~~4
SECTION 10.06	Reinstatement; Stay of Acceleration	135
SECTION 10.07	Information	13~~6~~5
SECTION 10.08	[Intentionally Omitted]	13~~6~~5

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(continued)

Page

SECTION 10.09	[Intentionally Omitted]	13~~6~~5
SECTION 10.10	Maximum Liability	13~~6~~5
SECTION 10.11	Contribution	13~~6~~5
SECTION 10.12	Liability Cumulative	13~~7~~6
SECTION 10.13	Keepwell	13~~7~~6
SECTION 10.14	Release of Guarantors	13~~7~~6

Exhibits
Exhibit A Exhibit B Exhibit C Exhibit D-1 Exhibit D-2 Exhibit D-3 Exhibit D-4 Exhibit H Exhibit I Exhibit J Exhibit L

Form of Assignment and Assumption

Form of Compliance Certificate

Form of Joinder Agreement

U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)

U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)

U.S. Tax Compliance Certificate (Foreign Participant Partnerships)

U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

Form of Solvency Certificate

Form of Promissory Note

Form of Pledge and Security Agreement

Form of Intercompany Note

Schedules

Schedule 2.01

Schedule 3.04

Schedule 3.05

Schedule 3.06

Schedule 3.14

Schedule 3.15

Schedule 4.01(b)

Schedule 5.13

Schedule 6.01

Schedule 6.02

Schedule 6.04

Schedule 6.05

Schedule 6.09

Schedule 6.10(b)

Commitments

Financial Statements

Owned Real Property; Intellectual Property

Disclosed Matters

Insurance

Capitalization and Subsidiaries

Collateral Documents

Post-Closing Items

Existing Indebtedness

Existing Liens

Existing Investments

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CREDIT AGREEMENT, dated as of August 8, 2025 (as it may be amended, modified, restated, or otherwise supplemented from time to time, this “Agreement”), among FIREFLY AEROSPACE INC., a Delaware corporation, as the Borrower, the other Loan Parties party hereto, the Lenders and Issuing Banks party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent.

WHEREAS, on the Effective Date, the Borrower ha~~s~~d requested that the Lenders extend credit to the Borrower in the form of a revolving credit facility (including a letter of credit subfacility) in an aggregate principal amount of $125,000,000 pursuant to this Agreement; ~~and~~

WHEREAS, on the First Amendment Effective Date, the Borrower had requested that the Lenders extend credit to the Borrower in the form of a revolving credit facility (including a letter of credit subfacility) in an aggregate principal amount of $260,000,000 pursuant to this Agreement; and

WHEREAS, the proceeds of Borrowings hereunder will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions, capital expenditures, and other Investments and Restricted Payments, in each case, to the extent permitted under this Agreement).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2025 Pro Forma Model” means that certain projection model delivered by the Sponsor to the Administrative Agent on October 27, 2025 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Administrative Agent).

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Subordination or Intercreditor Agreement” means (y) any intercreditor agreement reasonably acceptable to the Administrative Agent or (z) any subordination agreement reasonably acceptable to the Administrative Agent.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction or series of related transactions by the Borrower or any Subsidiaries of the Borrower resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than an existing Subsidiary), or any business or division of any Person (other than an existing Subsidiary), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other Equity Interests) with ordinary voting power of any Person (other than an existing Subsidiary), or (c) the acquisition of another Person (other than an existing Subsidiary) by a merger, amalgamation or consolidation or any other combination with such Person.

“Acquisition Consideration” shall mean the sum of the purchase price for any Permitted Acquisition payable at or prior to the closing date of such Permitted Acquisition (and which, for the avoidance of doubt, shall not include any purchase price adjustment, royalty, earn-out, contingent payment, working capital adjustment or any other deferred payment of a similar nature).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) the related Benchmark Replacement Adjustment; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Wells Fargo Bank, National Association (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Agreement” has the meaning assigned to it in the introductory paragraph of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Subsidiaries of the Borrower from time to time concerning or relating to bribery or corruption, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act of 2010, as amended.

“Anti-Money Laundering Laws” means any U.S. or relevant foreign laws concerning or relating to money laundering or terrorism financing, including without limitation, the USA PATRIOT ACT, as amended, the Bank Secrecy Act of 1970, as amended, 18 U.S.C. Sections 1956 and 1957, the Beneficial Ownership Regulation, Executive Order No. 13224 on Terrorist Financing (effective September 23, 2001), and the laws administered and enforced by the U.S. Department of Treasury’s Financial Crimes Enforcement Network (FinCEN).

“Applicable Commitment Fee” means 0.375%.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time (provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at such time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations above.

“Applicable Rate” means, for any day, with respect to any (i) ABR Loans, a percentage per annum equal to two percent (2.00%) and (ii) Term Benchmark Loans, a percentage per annum equal to three percent (3.00%).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Augmenting Lender” has the meaning assigned to such term in Section 2.22(a).

“Availability” means an amount equal to (a) the Commitment minus (b) the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) ofSection 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 ofDirective 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates or Texas Capital Bank and/or its Affiliates: (a) ACH transactions, (b) treasury and/or cash management services, including, netting services, controlled disbursement services, depository, overdraft and electronic funds transfer services under any treasury services agreement with any such Lender or its Affiliates, (c) foreign exchange facilities, (d) deposit and other accounts, (e) commercial credit cards, merchant card services, purchase or debit cards, including non card e payables services, or electronic funds transfer services, and (f) merchant services (other than those constituting a line of credit). For the avoidance of doubt, Banking Services do not include Swap Agreement Obligations.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services pursuant to a treasury services agreement with any Lender or any of its Affiliates or Texas Capital Bank and/or its Affiliates, and solely to the extent designated by the Borrower and such bank as “Banking Services Obligations” in writing to the Administrative Agent. The designation of any Bank Services Obligations shall not create in favor of such Lender or its Affiliates any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the Adjusted Daily Simple SOFR; or

(b) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent and the Borrower determine that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bertram Property” means the real property located at 281 CR 210, Bertram, TX 78605.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Firefly Aerospace Inc., a Delaware corporation.

“Borrowing” means (a) Revolving Borrowing or (b) a Swingline Borrowing.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to

Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to, for the avoidance of doubt, Section 1.04).

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code).

“Change in Control” means any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Effective Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (y) the Permitted Holder, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 40% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower and the Permitted Holder shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower; provided that a transaction will not be considered to be a Change of Control if the Borrower or any Parent Entity is acquired by one or more direct or indirect parent companies (a “Parent Entity”) so long as no person or “group” (other than a person or “group” described under clause (x) or (y) above) shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 40% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of such Parent Entity and the Permitted Holder shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of such Parent Entity.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and other Secured Parties pursuant to the Collateral Documents, to secure the Secured Obligations; provided that Collateral shall not include any Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, the Control Account Agreements and all other agreements, instruments and documents executed pursuant to this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, all other security agreements, pledge agreements, security agreements, mortgages, deeds of trust, guarantees, subordination agreements (including any Acceptable Subordination or Intercreditor Agreement), whether heretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a) (70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(3), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) any increase from time to time pursuant to Section 2.22; provided that at no time shall the Credit Exposure of any Lender exceed its Commitment. The initial aggregate amount as of the Effective Date of the Lenders’ Commitments ~~is~~was $125,000,000. The aggregate amount as of the First Amendment Effective Date of the Lenders’ Commitments is $260,000,000.

“Commitment Fee” has the meaning set forth in Section 2.12(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Compliance Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus

(a) without duplication and, except with respect to clauses (vii), (x), (xi), (xvii) and (xxii) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and its Subsidiaries:

(i) total interest expense determined in accordance with GAAP (including, (A) amortization of original issue discount (“OID”) resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capital Lease Obligations, (E) net payments, if any, pursuant to interest Swap Agreements with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees, (G) the interest component of any pension or other post-employment benefit expense, and (H) to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed)),

(ii) without duplication, provision for taxes based on income (or similar taxes in lieu of income taxes), profits or capital gains of the Borrower and the Subsidiaries (including the amount of distributions with respect to taxes made under Section 6.07), including federal, foreign, state, local, franchise, excise, value added and similar taxes and foreign withholding taxes and real estate paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations paid or accrued during such period or in respect of any repatriated funds or, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification), any tax distributions made during, or with respect, such period,

(iii) depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, capitalized software expenditures or costs, amortization of expenditures relating to software, license and intellectual property rights payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, the amortization of OID resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(iv) (A) extraordinary, exceptional, unusual or non-recurring charges, expenses or losses or special items and (B) any losses on sales of assets outside of the ordinary course of business,

(v) any other non-cash charges, expenses or losses, including any non-cash asset retirement costs, non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments or due to purchase accounting, non-cash expense relating to the vesting of warrants, write-offs or write-downs for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), non-cash compensation charges and non-cash translation (gain) loss,

(vi) (A) retention, recruiting, relocation, integration and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, stay bonuses, transaction fees and expenses and management fees and expenses, any one time expense relating to enhanced accounting function, one-time compensation charges or other transaction costs, (B) expenses, costs and fees (x) associated with becoming a standalone entity or public company and (y) implementation of operational and reporting systems and technology initiatives (including any such payments made in connection with the consummation of the Transactions), (C) severance, signing and stay bonuses and costs, management, monitoring, consulting and advisory fees and expenses, transition costs, transactions fees and expenses, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Effective Date, project start-up costs and other restructuring charges, accrual or reserves and (D) excess pension costs and costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans,

(vii) (A) integration costs, costs incurred in connection with any strategic initiatives and other business optimization expenses and charges (including costs and expenses relating to business optimization programs and new systems design upgrade and implementation costs) accrual, reserves or restructuring charges, and (B) the “run rate” amount of cost savings, operating expense reductions, other operating improvements and cost synergies projected by the Borrower in good faith to be realizable in connection with acquisitions and dispositions of business entities or properties or assets constituting a division or line of business of any business entity (and purchases and Dispositions of intellectual property rights if pro forma treatment is elected by the Borrower in its discretion on a case by case basis), the Transactions or any Specified Transaction or the implementation of an operational initiative or operational change after the Effective Date as a result of actions taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and cost synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and cost synergies were realized during the entirety of such period and such that the “run rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements)), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.01, certifying that such cost savings, operating expense reductions, other operating improvements and cost synergies are factually supportable and reasonably anticipated to be realizable, in the good faith judgment of the Borrower, from actions which have been taken or are expected to be taken no later than 24 months after the consummation of the acquisition, Disposition or the implementation of an initiative (or, in the case of cost savings, operating expense reductions, other operating improvements and cost synergies projected by the Borrower in good faith to be realizable in connection with actions taken prior to the Effective Date, within 24 months after the Effective Date), which is expected to result in such cost savings, expense reductions, other operating improvements or cost synergies, and (y) no cost savings, operating expense reductions and cost synergies, integration costs, costs of strategic initiatives or business optimization expenses or costs (including system design and upgrade implementation costs) and restructuring charges shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA (or any component thereof), whether through a pro forma adjustment or otherwise, for such period,

(viii) any director’s fees and related expenses payable to any independent director of Borrower in cash during such period,

(ix) other accruals, charges, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses), or any amortization thereof, related to, or otherwise incurred in connection with, the Transactions (including all fees, premiums and expenses related thereto), acquisitions, Investments, dividends, Restricted Payments, Dispositions, or any amortization thereof, refinancings or issuances of Indebtedness or Equity Interests (whether or not permitted under the Loan Documents) or repayment of debt, issuance of equity securities, refinancing transactions or amendment, negotiation, forbearance, extension or other modification or waiver of any debt instrument (in each case, including any such transaction consummated on the Effective Date and any such transaction undertaken but not completed),

(x) to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance and proceeds received or reasonably expected to be received within twelve months,

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (B) below for any previous period and not added back,

(xii) any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments (including any non-cash increase in expenses as a result of last-in first-out and/or first-in first-out methods of accounting but excluding any non-cash increase as a result of first-in-last-out methods of accounting), or (B) due to purchase accounting associated with the Transactions or any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Effective Date,

(xiii) the amount of any expense attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Subsidiary,

(xiv) the amount of (A) management, consulting, monitoring and advisory fees, indemnities and related expenses paid to the Permitted Holder in accordance with the Management Agreement and (B) payments by Borrower or any of its Subsidiaries to the Permitted Holder made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors (or analogous governing body) of the Borrower in good faith,

(xv) any Equity Funded Employee Plan Costs,

(xvi) any net loss from disposed, abandoned or discontinued operations or product lines,

(xvii) adjustments (A) evidenced by or contained in a due diligence quality of earnings report prepared by an independent registered public accounting firm of nationally or regionally recognized standing or other independent registered public accounting firm reasonably acceptable to the Administrative Agent (it being understood and agreed that a “big four” accounting firm, shall be deemed reasonably acceptable to the Administrative Agent) with respect to the target of a Permitted Acquisition or other Investment permitted hereunder, (B) consistent with Regulation S-X as in effect prior to January 1, 2021, or (C) set forth in the Sponsor Model,

(xviii) payments by the Borrower and the Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn outs and other similar contingent obligations to the extent not deducted in calculating Consolidated Net Income of the Borrower and the Subsidiaries other than Indebtedness,

(xix) with respect to any joint venture that is not a Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to the Borrower’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary),

(xx) [intentionally omitted]

(xxi) the amount of costs, charges and expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement,

(xxii) the amount of expenses, charges or losses that are covered by indemnification or other reimbursement provisions, in each case, by a third party, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period),

(xxiii) the amount of cash or non-cash charges incurred by the Borrower or its Subsidiaries in respect of annual catch-up pension plan payments and related expenses;

(xxiv) net increases in deferred revenue liabilities (including the current portion thereof);

(xxv) costs, expenses and charges incurred in connection with governmental investigations, environmental matters and litigation (including the settlement thereof); and

(xxvi) recognized losses in cash on hedging obligations;

provided that, for any Test Period, the foregoing adjustments set forth in clauses (a)(vi), (vii), together with similar adjustments pursuant to Section 1.14(c), (xxiv) and (xxv) shall not exceed the greater of (I) $15,000,000 and (II) 30% of Consolidated EBITDA (calculated after giving effect to all addbacks and adjustments) for such Test Period (the “Combined Cap”);

minus (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) including non-cash gains as a result of last-in first-out and/or first-in first-out methods of accounting but excluding any non-cash increase as a result of first-in-last-out methods of accounting, (ii) any net gain from disposed, abandoned or discontinued operations or product lines, (iii) (x) any extraordinary, unusual or non-recurring net gains and (y) any gains on sales of assets outside of the ordinary course of business (cash and non-cash), (iv) net decreases in deferred revenue liabilities (including the current portion thereof), (v) recognized gains in cash on hedging obligations and (vi) the amount of any business interruption insurance proceeds added to Consolidated EBITDA pursuant to clause (a)(x) above in a previous period to the extent not received within twelve months of determination; provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency re-measurements of Indebtedness (including the net loss or gain (i) resulting from Swap Agreements for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items;

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; and

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Agreements or (iii) other derivative instruments.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.14.

“Consolidated First Lien Debt” means, as of any date of determination the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by a Lien on the Collateral on an equal or super priority basis with the Liens on the Collateral securing the Secured Obligations.

“Consolidated First Lien Net Debt” means, as of any date of determination, an amount equal to:

(a) Consolidated First Lien Debt as of such date; minus

(b) Unrestricted Cash of Borrower and its Subsidiaries in an aggregate amount not to exceed $50,000,000.

“Consolidated First Lien Net Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated First Lien Net Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for the Test Period as of such date.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a) [intentionally omitted],

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c) accruals and reserves that are established or adjusted within 12 months after the Effective Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established or adjusted as a result of such acquisition) in accordance with GAAP or charges as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e) the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or to the extent subsequently converted into cash or Permitted Investments) to the Borrower or a Subsidiary thereof in respect of such period,

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(g) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parents in connection with the Transactions, shall be excluded,

(h) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded,

(i) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.14),

(k) [intentionally omitted],

(l) the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of the Transactions, any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Effective Date, or the amortization or write-off of any amounts thereof shall be excluded,

(m) letter of credit fees shall be excluded,

(n) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,

(o) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period shall be excluded,

(p) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded,

(q) any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded,

(r) earn out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions or other Investment permitted hereunder whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded,

(s) (a) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within twelve months after the Effective Date that are so required to be established as a result of the Transactions or (y) established or adjusted within twelve months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition, in each case in accordance with GAAP, or (b) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded,

(t) (A) extraordinary, exceptional, unusual or non-recurring charges, expenses, losses, items or special items and (B) any losses on sales of assets outside of the ordinary course of business, shall be excluded,

(u) retention, recruiting, relocation, integration and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, stay bonuses, transaction fees and expenses and management fees and expenses, including any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or public company and implementation of operational and reporting systems and technology initiatives (including, without limitation, any such payments made in connection with the consummation of the Transactions), shall be excluded,

(v) the amount of cash or non-cash charges incurred by the Borrower or its Subsidiaries in respect of annual catch-up pension plan payments and related expenses, shall be excluded, and

(w) the amount of (A) management, consulting, monitoring and advisory fees and related indemnities and expenses paid to the Permitted Holder in accordance with the Management Agreement and (B) payments by Borrower or any of its Subsidiaries to the Permitted Holder made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors (or analogous governing body) of the Borrower in good faith, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance.

For the avoidance of doubt, Consolidated Net Income shall be calculated, including any pro forma adjustments, in accordance with Section 1.14.

“Consolidated Secured Debt” means, as of any date of determination the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by a Lien on the Collateral of the Borrower or any Loan Party securing the Secured Obligations.

“Consolidated Secured Net Debt” means, as of any date of determination, an amount equal to:

(a) Consolidated Secured Debt as of such date; minus

(b) Unrestricted Cash of Borrower and its Subsidiaries in an aggregate amount not to exceed $50,000,000.

“Consolidated Secured Net Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Secured Net Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for the Test Period as of such date.

“Consolidated Total Net Debt” means, as of any date of determination, an amount equal to:

(c) Consolidated Total Debt as of such date; minus

(d) Unrestricted Cash of Borrower and its Subsidiaries in an aggregate amount not to exceed $50,000,000.

“Consolidated Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Net Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for the Test Period as of such date.

“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b) (or pro forma financial statements delivered on the Effective Date to the extent such financial statements were not yet delivered under Section 5.01(a) or (b)).

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all Indebtedness owed to a third party consisting of (i) Indebtedness for borrowed money, (ii) unreimbursed drawings under letters of credit to the extent not reimbursed within three Business Days following the drawing thereof (or such later time as may be permitted by the documentation governing the issuance of such letter of credit), (iii) Capital Lease Obligations and purchase money indebtedness, and (iv) all Guarantees with respect to any of the foregoing, in each case, of Borrower and its Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value” or any other accounting principle that results in any such Indebtedness (other than zero coupon Indebtedness) being reflected as an amount below the stated principal amount thereof and excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Acquisition or other Investment). For the avoidance of doubt, it is understood that (i) obligations under Swap Agreements and Banking

Services, (ii) sale and leaseback transactions and equipment financings and (iii) seller notes, earnouts and other deferred purchase price obligations and contingent acquisition consideration until earned, due and payable and unpaid for a period exceeding thirty (30) days, in each case, do not constitute Consolidated Total Debt.

“Consolidated Total Revenues” means the gross revenues of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent income statement of the Borrower delivered pursuant to Section 5.01(a) or (b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account Agreement” means any tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Controlled Account” has the meaning assigned to such term in Section 5.14.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21(b).

“Credit Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans, its Swingline Exposure and LC Exposure at such time.

“Credit Party” means the Administrative Agent, the Swingline Lender, each Issuing Bank or any other Lender.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the greater of (i) $5,000,000 and (ii) 30% of Consolidated EBITDA as of the last day of the last Test Period (calculated on a Pro Forma Basis), plus

(b) an amount equal to 50% of Consolidated Net Income of the Borrower and its Subsidiaries for the period from the first day of the fiscal quarter of the Borrowerfor which a Compliance Certificate has been delivered pursuant to Section 5.01(c) to and including the last day of the most recently ended fiscal quarter of the Borrower in respect of which a Compliance Certificate has been delivered pursuant to Section 5.01(c) (which amount under this clause (b) shall not be less than zero), plus

(c) the cumulative amount of aggregate net proceeds from (i) the sale of Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower after the Effective Date and on or prior to such time (including upon exercise of warrants or options) (other than (1) a sale to a Subsidiary that is not a Loan Party, (2) any amount designated as a Cure Amount, (3) the Gross IPO Proceeds, (4) [intentionally omitted], (5) any amount used for Equity Funded Employee Plan Costs) which proceeds have been contributed as equity to the capital of the Borrower or any Subsidiary and (ii) the Qualified Equity Interests of the Borrower (or Equity Interests of any other direct or indirect parent of the Borrower) (other than (1) any amount designated as a Cure Amount, (2) [intentionally omitted] or (3) any amount used for Equity Funded Employee Plan Costs) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated in right of payment to the Obligations) of the Borrower or any Subsidiary owed to a Person other than a Loan Party or a Subsidiary not previously applied for a purpose (including as a Cure Amount, or any amount used for Equity Funded Employee Plan Costs) other than use in the Cumulative Credit, plus

(d) 100% of the aggregate amount of contributions to the capital (including 100% of the fair market value of property (other than cash and Permitted Investments) as reasonably determined by the Borrower) of the Borrower and any Subsidiary or the net proceeds of the issuance of Qualified Equity Interests of Borrower (or any other direct or indirect parent of the Borrower) contributed to the Borrower and any Subsidiary, received (x) in cash or Permitted Investments by the Borrower and any Subsidiary after the Effective Date (other than from a Subsidiary or the Borrower and other than (1) any amount designated as a Cure Amount, (2) [intentionally omitted], (3) [intentionally omitted] or (4) any amount used for Equity Funded Employee Plan Costs) or (y) in other property, plus

(e) 100% of the aggregate amount of cash, Permitted Investments and the fair market value of other property received by the Borrower and any Subsidiary (as reasonably determined by the Borrower) after the Effective Date from:

(i) the sale, transfer or other disposition of the Equity Interests or any assets of a Subsidiary that is not a Loan Party or any minority Investments or other joint venture (that is not a Loan Party),

(ii) any dividend or other distribution by a Subsidiary that is not a Loan Party or received in respect of minority Investments or other joint venture (that is not a Loan Party), or

(iii) any interest, returns of principal, repayments and similar payments by such Subsidiary that is not a Loan Party or received in respect of any minority Investments,

(f) in the event any Subsidiary that is not a Loan Party has been joined as a Loan Party or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Borrower or any existing Loan Party, the fair market value of the Investments of the Borrower and the other Loan Parties made using the Cumulative Credit in such Subsidiary that is not a Loan Party at the time of such joinder, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(g) an amount equal to any returns in cash and Permitted Investments (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income, the fair market value of property and similar amounts) actually received by the Borrower or any Loan Party in respect of any Investments to the extent of the Investments originally funded with and in reliance on the Cumulative Credit, plus

(h) the proceeds and the fair market value (as reasonably determined by the Borrower) of marketable securities or other property contributed to the Borrower or a Loan Party or contributed to the capital of the Borrower and further contributed to Borrower or a Loan Party as cash common equity since the Effective Date from any Person other than the Borrower or a Loan Party, plus

(i) [intentionally omitted], minus

(j) any amount of the Cumulative Credit used to make Investments pursuant to Section 6.05(m) after the Effective Date and prior to such time, minus

(k) any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Sections 6.07(a)(iii) or 6.07(a)(viii) after the Effective Date and prior to such time, minus

(l) any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Indebtedness pursuant to Section 6.07(a)(viii) after the Effective Date and prior to such time, minus

(m) [intentionally omitted], minus

(n) the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments made in respect of Junior Indebtedness in reliance on clause (b) of Section 6.07; provided that, with respect to the amounts set forth in clauses (e)(i), (e)(ii), (e)(iii) and (f) of this definition, such amount shall be limited to the Investments made in such Subsidiary that is not a Loan Party, minority Investments or other joint venture, as applicable, originally funded with and in reliance on the Cumulative Credit.

“Daily Simple SOFR” means, for any day, (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived hereunder, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent and Borrower, (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action or (e) is a Net Short Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Equity Interests in such Person or the Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is ninety one (91) days following the then Latest Maturity Date at such time (other than upon (i) a “change in control” or (ii) an asset sale or similar event; provided that such “change in control”, asset sale or similar event results in the prior Payment in Full, or (c) are convertible or exchangeable, automatically or at the sole option of any holder thereof, into any debt securities or any Equity Interest (other than solely for Equity Interests in such Person or the Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) referred to in clause (a) or (b) above, prior to the date that is ninety one (91) days following the then Latest Maturity Date at such time; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees, officers, directors, managers or consultants of Holdings (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, officers, directors, managers or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Borrower (or any direct or indirect parent thereof) or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employees, officers, directors, managers or consultants.

“Disqualified Lender” means banks, financial institutions, institutional lenders or any other persons:

(a) (i) that have been specified to the Administrative Agent by the Borrower in writing at any time on or prior to the Effective Date (“Primary DQ Entity”) or (ii) any affiliates of such Primary DQ Entity to the extent (x) readily identifiable as an affiliate thereof on the basis of such affiliate’s name or (y) the Borrower has provided written notification thereof to the Administrative Agent;

(b) (i) that constitute bona fide competitors of the Borrower or any of its Subsidiaries to the extent identified by the Borrower to the Administrative Agent in writing prior to the Effective Date, or (ii) any affiliates of such bona fide competitors (and in each case other than a bona fide competitor’s debt fund affiliate, unless otherwise specified pursuant to clause (a) hereof) that are (x) readily identifiable on the basis of such affiliate’s name or (y) the Borrower has provided written notification thereof to the Administrative Agent; or

(c) Excluded Affiliates.

provided, that (i) no written notice delivered pursuant to clauses (a)(ii)(y), (b)(i) and/or (b)(ii)(y) above shall become effective until two (2) Business Days after such designation is delivered pursuant to the terms of this definition and (ii) the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the facilities hereunder or acquired an assignment or participation interest in the facilities hereunder to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary of the Borrower or any other Loan Party to the extent such Subsidiary is organized under the laws of the U.S., any state thereof or the District of Columbia.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) protection of the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) to the extent relating to exposure to any Hazardous Material, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement the extent to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Financed Permitted Acquisition” means any Permitted Acquisition described in clause (a) of the definition thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing unless and until converted into the foregoing.

“Equity Funded Employee Plan Costs” means cash costs or expenses, incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Qualified Equity Interests of the Borrower or Equity Interests of any direct or indirect parent of the Borrower (other than any amount designated as a Cure Amount, or any amount used in calculating the Cumulative Credit).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer underSection 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excluded Affiliates” means , collectively, any Affiliates of any of the Lead Arrangers deal teams that are engaged as principals primarily in private equity or venture capital (other than bona fide debt fund affiliates, and a limited number of senior employees who are required, in accordance with industry regulations or such Lead Arranger’s internal policies and procedures to act in a supervisory capacity and such Lead Arranger’s internal legal, compliance, risk management, credit or investment committee members).

“Excluded Equity Interests” means (a) Equity Interests of any Subsidiary for which the pledge of its Equity Interests is prohibited by applicable Law or, solely in the case of a newly acquired Subsidiary, by contractual obligation in existence at the time of acquisition but not entered into for the purpose (as determined by the Borrower in good faith) of evading the requirements set forth in Section 5.10 or Section 5.11, as applicable, or for which governmental (including regulatory) consent, approval, license or authorization would be required unless such consent, approval, license or authorization has been received (it being understood and agreed that there shall be no obligation to seek or obtain such consent, approval, license or authorization), (b) Equity Interests of any other Person with respect to which, to the extent reasonably agreed by the Borrower and the Administrative Agent in writing, the burden or cost or other consequences (including any adverse tax, regulatory or accounting consequences (other than de minimis tax or regulatory consequences)) of the pledge of its Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom (as reasonably determined by the Borrower and the Administrative Agent in writing), (c) voting Equity Interests in excess of 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is a CFC or any Foreign Subsidiary Holding Company, (d) Equity Interests of any not-for-profit Subsidiaries, and captive insurance subsidiaries, (e) Equity Interests if any special purpose securitization vehicle (or similar entity), but only to the extent that the pledge of the Equity Interests in such vehicle is prohibited by applicable law or by contractual obligations and (f) Equity Interests of Firefly Aerospace Ukraine, LLC.

“Excluded Property” means (unless otherwise elected by the Borrower) (i) any fee owned real property that is not a Material Real Property and any leasehold rights and interests in real property (it being understood and agreed that there shall be no requirement on the part of the Loan Parties to deliver landlord or other third-party waivers, estoppels, consents or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title, except to the extent a security interest therein may be perfected by filing of a UCC financing statement, (iii) commercial tort claims for which a claim with a value of less than $5,000,000 is made, (iv) any lease related to or any property subject to a purchase money security interest, Capital Lease Obligations or similar arrangements, in each case, to the extent permitted under the Loan Documents, to the extent that a grant of a security interest therein would violate or invalidate such lease, purchase money, Capital Lease Obligation or a similar arrangement or create a right of termination or consent in favor of any other party thereto (other than of the Borrower or any other Loan Party) (it being understood and agreed that there shall be no obligation to seek or obtain such consent), (v) any lease, license, permit, franchise or other agreement, and the property subject thereto, in each case, to the extent that a grant of a security interest therein (A) is prohibited by applicable law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or (B) to the extent and for so long as it would violate the terms thereof (in each case, after giving effect to the relevant provisions of the UCC or other applicable law) or would give rise to a termination or governmental or other third-party consent right (other than of the Borrower or any other Loan Party) thereunder (except to the extent such provision is overridden by the UCC or other applicable law), (vi)(A) Margin Stock and (B)(1) to the extent not permitted by the terms of such Person’s organizational or joint venture documents (so long as such documents are not entered into for the purpose (as determined by the Borrower in good faith) of evading the requirements set forth in Section 5.10 or Section 5.11, as applicable, as determined by the Borrower in good faith), Equity Interests in any Person other than the Borrower, other Loan Parties and any Wholly-Owned Subsidiaries and (2) Excluded Equity Interests, (vii) any property or assets for which the creation or perfection of pledges of, or security interests in, could result in adverse tax consequences (other than de minimis tax consequences) or adverse regulatory or accounting consequences to the Borrower or any of their Subsidiaries, each as reasonably determined by the Borrower, (viii) letter of credit rights with a value of less than $5,000,000, except to the extent constituting supporting obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood and agreed that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (ix) deposit accounts or securities accounts maintained and used (I) for payroll or payroll taxes, (II) for withholding tax or other tax accounts, including without limitation, sales tax accounts, (III) for employee benefits or wages, (IV) as escrow, trust or any other fiduciary account, (V) cash collateral accounts securing credit card facilities, or merchant accounts permitted hereunder, (VI) accounts that are used as cash collateral or escrow accounts or otherwise with third parties (other than Loan Parties) to the extent such deposits or securities therein constitute Liens permitted hereunder, (VII) accounts that are maintained outside of the United States, (VIII) to support performance bonds, (IX) accounts constituting client accounts, including, for the avoidance of doubt, any account in the name of a Loan Party that is held solely for the benefit of a client thereof, and (X) deposit accounts with a de minimis average balance, (x) any intent-to-use Trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application or any registration that issues therefrom under applicable federal Law, (xi) particular assets if and for so long as, if reasonably agreed by the Administrative Agent and the Borrower in writing, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets is excessive in relation to the practical benefits to be obtained by the Lenders therefrom, (xii) any assets of any Subsidiary which is not a Loan Party, (xiii) [intentionally omitted], (xiv) assets sold or otherwise pledged or transferred in connection with a receivables facility permitted hereunder, and (xv) Equity Interests and assets of captive insurance subsidiaries, Immaterial Subsidiaries, and broker dealer subsidiaries (other than, in each case, any such Subsidiary that is a Loan Party); provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (i) through (xv)) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Property referred to in clauses (i) through (xv)).

“Excluded Subsidiary” means, unless otherwise elected by the Borrower, (a) any Subsidiary that is not a wholly-owned Domestic Subsidiary of the Borrower or a Guarantor and each joint venture, in each case subject to

Section 10.14(b), (b) any Subsidiary for which guarantees of the Obligations are (i) prohibited by applicable law, rule or regulation or require consent, approval, license or authorization of a Governmental Authority, unless such consent, approval, license or authorization has been received; provided, that there shall be no obligation to obtain such consent, approval, license or authorization or (ii) contractually prohibited on the Effective Date or, following the Effective Date, the date of the acquisition thereof, so long as such prohibition exists and so long as such prohibition is not created for the purpose (as determined by the Borrower in good faith) of evading the requirements set forth in Section 5.10, (c) any Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom (giving due consideration to regulatory, accounting and tax consequences), (d) any not-for-profit Subsidiaries, (e) [intentionally omitted], (f) any special purpose securitization vehicle (or similar entity), (g) any Subsidiary of a CFC, (h) any Foreign Subsidiary Holding Company, (i) captive insurance Subsidiaries, (j) any Immaterial Subsidiary, (k) any Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement and financed with assumed Indebtedness permitted to be incurred pursuant to this Agreement (and not incurred in contemplation of such Permitted Acquisition or Investment), and each Subsidiary that is not a Loan Party acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case in this clause and (k) to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition is not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment, or, if such Lender did not fund an applicable Loan or Letter of Credit pursuant to a prior Commitment, on the date such Lender acquired the applicable interest in such Loan or Letter of Credit (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Debt” means the term loans (and other obligations) incurred pursuant to the Existing Financing Agreement.

“Existing Debt Repayment” means, collectively, (i) the repayment in full of the outstanding Existing Debt under the Existing Financing Agreement (including accrued interest and fees), (ii) the termination of all commitments thereunder and (iii) the release of all guarantees and Liens securing the obligations under the Existing Financing Agreement.

“Existing Financing Agreement” means that certain Second Amended and Restated Financing Agreement, dated as of May 20, 2024, by and among the Borrower, certain Subsidiaries of Borrower from time to time party thereto, as guarantors, the lenders from time to time party thereto and U.S. Bank Trust Company, National Association, as administrative agent and collateral agent (as amended or modified prior to the Effective Date).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and related fiscal or regulatory legislation, rules or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means (a) that certain Administrative Agent Fee Letter, dated as of July 28, 2025, among the Borrower and the Administrative Agent and (b) that certain Arranger Fee Letter, dated as of July 28, 2025, among the Borrower and the Lead Arrangers.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders and Issuing Parties party thereto.

“First Amendment Effective Date” means November 7, 2025.

“First Amendment Lead Arrangers” has the meaning set forth in the First Amendment.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required, subject to Section 1.04, to be classified and accounted for as a finance lease under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, an operating lease will not be a Finance Lease Obligation.

“Financial Officer” means the chief financial officer, chief operating officer, general counsel, principal accounting officer, treasurer, controller or any other officer of similar and comparable title of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means a Subsidiary substantially all of the assets of which are Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes), or Equity Interests and Indebtedness, in one or more CFCs or other Foreign Subsidiary Holding Companies and any other immaterial assets being held incidental thereto; provided that, for the avoidance of doubt, a Subsidiary that would otherwise qualify as a Foreign Subsidiary Holding Company will not fail to qualify as a Foreign Subsidiary Holding Company due to (A) the temporary receipt of cash payments in respect of its Equity Interests or Indebtedness in a CFC so long as such Subsidiary promptly distributes such cash or (B) a capital contribution of cash, so long as such Subsidiary promptly contributes or lends such cash to one or more of its Subsidiaries that are CFCs.

“Free Cash Flow” means, for any period, net cash provided by operating activities less Unfinanced Capital Expenditures.

“Funding Account” means the deposit account of the Borrower designated from time to time in writing to the Administrative Agent to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross IPO Proceeds” means the amount of cash proceeds actually received by the Borrower from the issuance of shares pursuant to the IPO.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning..

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11(a).

“Guarantors” means the Borrower (with respect to the Banking Services Obligations and Swap Agreement Obligations of each other Guarantor) and each direct or indirect Material Domestic Subsidiary of the Borrower (other than Subsidiaries that are Excluded Subsidiaries), and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics.

“Immaterial Subsidiary” means each Subsidiary (other than Subsidiaries that are Excluded Subsidiaries (other than pursuant to subsection (l) thereof)) (a) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended (determined in accordance with GAAP), has not contributed greater than five percent (5.0%) of Consolidated Total Revenues of the Borrower and its Subsidiaries for such period and (b) which has not contributed greater than five percent (5.0%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated Total Revenues or Consolidated Total Assets attributable to all Domestic Subsidiaries that are Immaterial Subsidiaries (other than Domestic Subsidiaries that are otherwise Excluded Subsidiaries) exceeds ten percent (10.0%) of Consolidated Total Revenues for any such period or ten percent (10.0%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “non-Immaterial Subsidiaries” to eliminate such excess.

“Increasing Lender” has the meaning assigned to such term in Section 2.22(a).

“Incremental Cap” means, as of any date of determination, (a) $~~50~~100 million plus (b) so long as Consolidated EBITDA (as of the Test Period then most recently ended) is a positive number, the maximum aggregate principal amount that can be incurred without causing the Consolidated First Lien Net Leverage Ratio after giving effect to the incurrence or establishment, as applicable, of any Commitment increase (which shall assume that all such Indebtedness is Consolidated First Lien Debt and the full amount of any incremental Commitment increase established at such time is fully drawn) and the use of proceeds thereof, on a Pro Forma Basis, to exceed 2.50 to 1.00; provided, however, that if incremental Commitments incurred under this clause (a) are incurred concurrently with the incurrence of incremental Commitments in reliance on clause (b) above (or any other fixed basket hereunder), the Consolidated First Lien Net Leverage Ratio shall be permitted to exceed the Consolidated First Lien Net Leverage Ratio set forth in clause (b) above to the extent of such amounts incurred in reliance on clause (a) (or any other fixed basket hereunder) solely for the purpose of determining whether such concurrently incurred amounts incurred under this clause (b) are permissible (it being understood that (I) if the Consolidated First Lien Net Leverage Ratio incurrence test is met, then, at the election of the Borrower, any incremental Commitment or other Indebtedness permitted hereunder may be incurred under clause (b) above regardless of whether there is capacity under clause (a) above (or any other fixed basket) and (II) any portion of any incremental Commitment or other Indebtedness permitted hereunder incurred in reliance on clause (a) (or any other fixed basket) shall be automatically reclassified as incurred under clause (b) if the Borrower meets the Consolidated First Lien Net Leverage Ratio under clause (b) at such time on a Pro Forma Basis).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) [intentionally omitted], (d) [intentionally omitted], (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others described in clauses (a) through (e) and clauses (f) through (k) herein secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others described in clauses (a) through (f) and clauses (h) through (k) herein, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty, and bankers’ acceptances, in each case, only to the extent not cash collateralized, as applicable, (j) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests, and (k) net obligations payable at the termination of any and all Swap Agreements determined by reference to the termination value thereof to the extent not cash collateralized. For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or otherwise incurred through substantially concurrent interim transfers, loans or advances to facilitate a Permitted Acquisition or other Investment permitted hereunder. Notwithstanding anything to the contrary set forth herein, in no event shall the following constitute Indebtedness: (i) accruals for (A) payroll and (B) other non-interest bearing liabilities accrued in the ordinary course of business, (ii) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations, in each case incurred in the ordinary course of business, (iii) transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business, in each case incurred in the ordinary course of business, (iv) operating leases (including, without limitation, real property leases that, pursuant to GAAP, would not be classified and accounted for as a balance sheet liability), (v) customary obligations under employment agreements and deferred compensation, (vi) prepaid or deferred revenue and deferred tax liabilities, (vii) any earn-out obligation until such obligation is not paid for thirty (30) days after becoming earned, due and payable, (viii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (ix) contingent obligations incurred in the ordinary course of business, (vi) any obligations in respect of underfunded employee medical benefits, (x) customary obligations under employment agreements and deferred compensation, (xi) to the extent constituting Indebtedness, sale and leaseback arrangements and (xii) current accounts payable incurred in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning assigned to it in Section 9.12.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercompany Note” means that certain intercompany note in the form of Exhibit L, dated as of the Effective Date, among the Borrower and its Subsidiaries.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first (1st) day of such Interest Period and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to the Borrower and its Subsidiaries, (a) the purchase or acquisition of any Equity Interest, indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person (including any Subsidiary), (b) any loan, advance or extension of credit (excluding accounts receivable, credit card and debt receivables and trade credit, in each case arising in the ordinary course of business) to, or contribution to the capital of, or Guarantee of any obligations of, any other Person (including any Subsidiary), and (c) any Acquisition; provided, that Investments shall not include, in the case of the Borrower and the Subsidiaries, intercompany loans, advances, or Indebtedness made to or owing by the Borrower or a Subsidiary having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided, further, that, in the event that any Investment is made by the Borrower or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Borrower or any Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property exchanged.

“IPO” means the initial public offering and distribution of certain of the common Equity Interests of the Borrower pursuant to the Form S-1 Registration Statement under the Securities Act of 1933, as amended, that was filed July 28, 2025.

“IPO Proceeds Condition” means the Borrower shall have received minimum Gross IPO Proceeds of $500,000,000.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Wells Fargo, JPMorgan Chase Bank, N.A., Goldman Sachs Lending Partners LLC and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Issuing Bank Sublimit” means, as of the Effective Date, (a) in the case of Wells Fargo, $5,400,000, (b) in the case of JPMorgan Chase Bank, N.A., $4,800,000 and (c) in the case of Goldman Sachs Lending Partners LLC, $4,800,000; and (d) in the case of any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Borrower in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) Business Days’ prior written notice thereof to the Administrative Agent and the Borrower so long as the aggregate Issuing Bank Sublimit does not exceed $15,000,000.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit C.

“Junior Indebtedness” means (x) Subordinated Indebtedness, (y) Junior Lien Indebtedness and (z) unsecured Indebtedness, in each case, in a principal amount in excess of the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is secured on a junior lien basis to the Liens securing the Secured Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time (and excluding any earlier acceleration of the Loans or termination of the Commitments), in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lead Arrangers” means (i)  each of Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., and Goldman Sachs Lending Partners LLC, each in its capacity as joint lead arranger and (ii) the First Amendment Lead Arrangers.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks. The term “Lender” means each or any one of the Lenders individually.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require. For the avoidance of doubt, each Issuing Bank shall only be required to issue standby Letters of Credit.

“Leverage Covenant Triggering Event” shall occur following Borrower submitting a written notice to the Administrative Agent of its election to be tested for a Leverage Covenant Triggering Event, which notice may be submitted at any time the Borrower and its Subsidiaries have positive Consolidated EBITDA on a pro forma basis (as of the Test Period then most recently ended).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. In no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” means (i) any Permitted Acquisition or other Investment (including acquisitions subject to a purchase agreement) whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (iii) any Disposition, or (iv) any Restricted Payment, so long as in the case of clauses (i) through (iv), such Investment, repayment, Disposition, or Restricted Payment is not prohibited under this Agreement and the other Loan Documents.

“Liquidity” means, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted Cash ~~and Permitted Investments~~ of the Loan Parties and their Subsidiaries at such time, plus (b) Availability.

“Loan Documents” means, collectively, this Agreement, each note delivered pursuant to this Agreement, each Letter of Credit application, continuing agreement or other letter of credit agreement, the Collateral Documents and any other agreements (other than, for the avoidance of doubt, any Swap Agreements, Bank Services, cash management or treasury services agreements), executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties pursuant to the terms of this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Agreement” means that certain Amended and Restated Consulting Agreement, dated as of August 8, 2025, by and among Borrower and AE Industrial Operating Partners, LLC.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, or financial condition, of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their material payment obligations under the Loan Documents to which they are a party, or (iii) the rights and remedies available to the Administrative Agent, Issuing Banks or the other Credit Parties under the Loan Documents, taken as a whole.

“Material Domestic Subsidiary” means any wholly-owned Domestic Subsidiary of the Borrower which is not an Immaterial Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means any fee owned real property having a fair market value in excess of $10,000,000 as of the date of the acquisition thereof acquired after the Effective Date.

“Maturity Date” means August 8, 2028; provided, further, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, hypothecation, debenture, legal charge or other similar secu-rity document granting a Lien on any Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, sup-plemented or otherwise modified from time to time. For the avoidance of doubt, no Mortgage shall be required with respect to the Bertram Property.

“Mortgaged Property” means each Material Real Property with respect to which a Mortgage is required to be granted pursuant to Section 5.11(c).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Short Lender” has the meaning assigned to such term in Section 9.19.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit I hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower in accordance with and subject to the terms herein.

“Original Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, or the rollover of such Letter of Credit to any succeeding debt facility), (c) the payment in full in cash of the accrued and unpaid fees then owing, due and payable, (d) the payment in full in cash of all reimbursable expenses, together with accrued and unpaid interest thereon, and (e) the termination of all Commitments.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“Participation Fee” has the meaning assigned to such term in Section 2.12(b).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary, at the time of and immediately after giving effect thereto:

(a) Equity Financed Permitted Acquisitions. Subject to a Limited Condition Transaction, if the Acquisition Consideration (including deferred payment obligations) for such Acquisition solely consists of (x) the Qualified Equity Interests of the Borrower, (y) the proceeds from an offering of Qualified Equity Interests of the Borrower received from persons other than its Subsidiaries for the purpose of financing, such Acquisition and/or (z) Indebtedness assumed by the Borrower or any Subsidiary (and permitted by Section 6.01) in connection with such Acquisition, then such Acquisition shall be a “Permitted Acquisition” if:

(i) no Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition; and

(ii) the Borrower shall have provided the Administrative Agent with reasonable calculations signed by a Responsible Officer of the Borrower evidencing that on a pro forma basis the Borrower and its Subsidiaries are in compliance with the financial covenants set forth inSection 6.10 for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Acquisition for which financials are available. Upon request, the Borrower shall provide the Administrative Agent with copies of material final documents in respect of the Acquisition after the closing of such Acquisition.

(b) Cash Consideration Permitted Acquisitions. If the Acquisition Consideration (including deferred payment obligations) for such Acquisition is made up in whole or in part of cash (other than cash proceeds referred to in clause (a) (y) above but including proceeds of any Indebtedness), then in either case such Acquisition shall be a “Permitted Acquisition” if:

(i) no Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition;

(ii) in the case of the acquisition of Equity Interests, all of the Equity Interests acquired or otherwise issued to a Loan Party by such Person or any newly formed Guarantor in connection with such acquisition shall be owned 100% by a Loan Party (other than (i) joint ventures, (ii) directors’ shares or (iii) other nominal shares required to be held by another Person pursuant to applicable law), and Borrower shall take or cause to take, if such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.10 and/or Section 5.11, as applicable in accordance with their terms;

(iii) solely with respect to an Acquisition under this clause (b) with cash consideration in excess of $50,000,000, the Borrower shall have provided the Administrative Agent prior to the closing of the Acquisition with (A) solely to the extent available (x) most recently available two (2) years of audited financial statements of the target and (y) pro forma balance sheets and profit and loss statements of the Borrower and its Subsidiaries, prepared on a basis consistent with the target’s historical financial statements for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Acquisition and (B) reasonable calculations signed by a Financial Officer of the Borrower evidencing that on a pro forma basis the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Acquisition;

(iv) [intentionally omitted];

(v) solely with respect to an Acquisition under this clause (b) with the cash consideration in excess of $50,000,000, the Borrower shall have provided the Administrative Agent prior to the closing of the Acquisition with, solely to the extent available, a quality of earnings report prepared by independent registered public accountants of recognized regional or national standing or any other accounting firm reasonably acceptable to the Administrative Agent; provided that, notwithstanding the foregoing and irrespective of the Acquisition Consideration, if a quality of earnings report is otherwise obtained by the Borrower for such Acquisition, a copy shall be provided to the Administrative Agent; and

(vi) upon the request of the Required Lenders, Borrower shall have delivered to the Administrative Agent and the Lenders prior to the closing of the Acquisition, if available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisitions), if any.

“Permitted Holder” means the Sponsor.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) cash, denominated in dollars, the national currency of any Participating Member State of the European Union (as it is constituted on the Effective Date) and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business; and

(g) solely with respect to any Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (f) customarily utilized in countries in which such Foreign Subsidiary operates for cash management purposes.

“Permitted Liens” means:

(a) Liens created pursuant to any Loan Document, or any agreement evidencing Bank Product Obligation, or Swap Agreement;

(b) Liens imposed by law for Taxes and claims that are not required to be paid pursuant to Section 5.04 and Liens for property Taxes on property the Borrower or any Subsidiary thereof has determined to abandon if the sole recourse for such Tax is to such property;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(d) (i) Liens incurred in the ordinary course of business and trading in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations or arising by operation of law and (ii) Liens granted in the ordinary course of business to secure liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(e) Liens incurred to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) Liens (i) securing judgments for the payment of money not constituting an Event of Default under clause (k) of Article VII, (ii) arising out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued, and (iii) constituting notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(h) any interest or title of a lessor or sublessor under any lease of property;

(i) leases, licenses, subleases or sublicenses (including leases, licenses, subleases, or sublicenses of Intellectual Property) granted to others in the ordinary course of business or not interfering (or in connection with a commercial transaction that is entered into in the ordinary course of business) in any material respect with the business of the Borrower or any Subsidiaries;

(j) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar filings (to the extent applicable);

(k) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof (i) not in excess of $2,000,000 in the aggregate or (ii) set forth in Schedule 6.02 and any amendments, modifications, extensions, refinancings, renewals and replacements thereof; provided that (x) such Lien shall not encumber any other property or asset of the Borrower or any Subsidiary (other than the (A) proceeds, products and accessions thereof and customary security deposits, (B) after-acquired property, including such property that is affixed or incorporated into the property covered by such Lien subjected to a Lien securing Indebtedness (including a revolving credit facility), (C) assets subject to any cross-collateralization of obligations owed to the holder of such Lien, (D) other obligations incurred prior to such time and which Indebtedness (including a revolving credit facility) and (E) other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (y) such Lien shall secure only those obligations which it secures on the date hereof and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(l) any Lien existing on any property or asset prior to the acquisition thereof by a Loan Party or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or at the time the assets are acquired and any amendments, modifications, extensions, refinancings, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not encumber any other property or assets of a Loan Party or any Subsidiary (other than the (A) proceeds, products and accessions thereof and customary security deposits, (B) after-acquired property, including such property that is affixed or incorporated into the property covered by such Lien subjected to a Lien securing Indebtedness (including a revolving credit facility), (C) assets subject to any cross-collateralization of obligations owed to the holder of such Lien, (D) other obligations incurred prior to such time and which Indebtedness (including a revolving credit facility) and (E) other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(m) Liens securing purchase money Indebtedness, construction financing, capital leases (including any Capital Lease Obligations), or financing leases permitted pursuant to Section 6.01(e) (including any Indebtedness originally incurred by the target acquired in connection with a Permitted Acquisition or acquisition of equipment); provided any such Lien shall encumber only, as applicable, (i) the asset subject to such purchase money Indebtedness, construction financing, capital leases (including any Capital Lease Obligations), or financing leases or the asset acquired with the proceeds, accessions, or products of such Indebtedness together with the proceeds of any disposition thereof and security deposits, (ii) deposit accounts and reserve accounts solely related to such construction financing, (iii) the assets subject to any cross-collateralization of obligations owed to the holder of such Liens with respect to any capital leases (including any Capital Lease Obligations), financing leases, construction financing or purchase money Indebtedness, and (iv) the assets being constructed pursuant to such construction financing; provided further that, with respect to any transaction that includes cross-collateralization of obligations owed to any holder of such Liens, any such cross-collateralization shall only include (I) assets that were encumbered by a capital lease, financing lease construction financing or purchase money indebtedness by such holder as of the Effective Date or (II) assets that were acquired or improved pursuant to a capital lease, financing lease, construction financing or purchase money Indebtedness by such holder after the Effective Date.

(n) Liens on assets constituting Collateral that secure Indebtedness permitted under Section 6.01(g);

(o) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party or any other Subsidiary in respect of Indebtedness or other obligations owed by such Subsidiary to the Borrower or such other Loan Party;

(p) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business;

(q) Liens pursuant to insurance premium financing arrangements securing insurance proceeds solely to the extent of such premiums;

(r) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by Borrower or a Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) Liens on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition or other permitted Investments, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(u) in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(v) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements and purchase orders in the ordinary course of business;

(w) Dispositions and other sales of assets permitted under Section 6.03 or Section 6.05;

(x) Liens on the Collateral securing Indebtedness permitted under Section 6.01(n)(y), so long as such Liens shall be subordinated to the Liens granted under the Loan Documents pursuant to an Acceptable Subordination or Intercreditor Arrangement;

(y) Liens not otherwise permitted by this definition so long the aggregate outstanding principal amount of the obligations secured thereby exceeds (as to the Borrower and its Subsidiaries) $20,000,000, at any one time outstanding;

(z) Liens arising pursuant to a sale and leaseback transaction permitted by Section 6.01(v);

(aa) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;;

(bb) the modification, replacement, renewal or extension of any Lien permitted by clauses (k), (l), (m), and (y) of the definition of “Permitted Liens”; provided that (i) except or otherwise permitted by another clause of the definition of “Permitted Liens” (which shall constitute an incurrence thereunder), the Lien does not extend to any additional property, other than (A) after-acquired property, including such property that is affixed or incorporated into the property covered by such Lien, (B) proceeds and products thereof and customary security deposits and (C) assets subject to any cross-collateralization of obligations owed to the holder of such Lien, and (ii) the renewal, extension, restructuring or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.01 (to the extent constituting Indebtedness);

(cc) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(dd) Liens on Equity Interests in joint ventures; provided, that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, rights of refusal, rights of first offer, rights of tag and drag and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Subsidiary in joint ventures; and

(ee) Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness permitted under Section 6.01 (or obligations other than Indebtedness) to be incurred by Subsidiaries that are not Loan Parties and provided such Indebtedness (or other obligations) is not incurred by and is not recourse to any Loan Party (other than in respect of any pledge of Equity Interests of such Subsidiary that is not a Loan Party).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” or “pro forma basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.14.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualified Proceeds” shall mean assets that are used or useful in, or Equity Interests of any Person engaged in, any business conducted or proposed to be conducted by the Borrower and its Subsidiaries that are not Loan Parties, taken as a whole, on the Effective Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(t).

“Register” has the meaning assigned to such term in Section 9.04(b)(v).

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) organized under the laws of the U.S., any state thereof, the District of Columbia and is a member of the Federal Reserve System and is a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a subsidiary, branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii) or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulated Entity” means (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Directors of the Federal Deposit Insurance Corporation under 12 C.F.R. part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Credit Exposure and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Credit Exposure representing more than 50% of the Aggregate Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Credit Exposure of the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Credit Exposure excluding such excess amount and (y) if there are two (2) or more Lenders, then Required Lenders must include at least two (2) Lenders (with Lenders that are Affiliates or Approved Funds of a Lender deemed to be a single Lender for purposes of this proviso).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, president, vice president or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests and (ii) any voluntary prepayment of principal of, premium, if any, or voluntary redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar voluntary payment with respect to, any Junior Indebtedness.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Facility” means, the three-year revolving credit facility in the amount of the stated Commitment hereunder.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, non-government controlled portions of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating from, or organized or resident in, a Sanctioned Country, (c) any Person owned or controlled (as ownership and control are defined and/or established in and/or by any applicable laws, rules, regulations, or orders) by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Obligations” means all Obligations, together with all Banking Services Obligations and Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates by any Loan Party; provided that (x) obligations of any Loan Party under any Banking Services Obligations and Swap Agreement Obligations shall be secured and guaranteed only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of Banking Services Obligations and Swap Agreement Obligations and (z) the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), substantially in the form of Exhibit J hereto, to be dated as of the Effective Date, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement securing the Secured Obligations entered into, after the date of this Agreement by such Loan Parties (as required by this Agreement or any other Loan Document) or any other Loan Party for the benefit of the Administrative Agent and the Secured Parties, as the same may be amended, modified, restated or otherwise supplemented from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Borrower on the Effective Date, substantially in the form of Exhibit H.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property (on a going concern basis) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value (on a going concern basis) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured in the ordinary course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

“Specified Transaction” means any (a) Disposition of any product line, business unit, line of business or division of the Borrower or Subsidiary for which historical financial statements are available, (b) Permitted Acquisitions, (c) any Investment that results in a Person becoming a Loan Party, (d) proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial test or ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis, (e) cost savings initiative, operating improvement, restructuring or other initiative, action or event, (f) any Borrowing under the Revolving Facility or issuance, amendment or extension of any Letter of Credit, or (g) any other event that by the terms of this Agreement that requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis or giving pro forma effect to any such transaction or event that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sponsor” means AE Industrial Partners, LP and its Affiliates.

“Sponsor Model” means that certain “bank case” projection model delivered by the Sponsor to the Administrative Agent on July 15, 2025 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Administrative Agent).

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated by a written agreement in right of payment to the Obligations .

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.21(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Commitment” means $7,500,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of the Swingline Lender, the aggregate principal amount of all Swingline Loans made by the Swingline Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means Wells Fargo (or any of its designated branch offices or affiliates), in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Tax Distribution” means (i) for any taxable period ending after the Effective Date for which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar income Tax group for U.S. federal and/or applicable state or local income Tax purposes of which a direct or indirect parent of the Borrower is the common parent (“Tax Group”), or for which the Borrower is disregarded as an entity separate from a corporate parent (“Corporate Parent”) any distribution made to such common parent to permit such common parent to pay such consolidated, combined or similar income Taxes of such Tax Group, or to the Corporate Parent to pay (or further distribute to allow its direct or indirect corporate parent to pay) such income Taxes of such Corporate Parent (or its direct or indirect corporate parent), that are attributable to the taxable income of the Borrower and/or its applicable Subsidiaries, as applicable; provided that with respect to each such taxable period, the amount of such distributions made in respect of such taxable period shall not exceed the amount that the Borrower and/or its applicable Subsidiaries, as applicable, would have been required to pay if the Borrower and/or such Subsidiaries had been a stand-alone corporation or stand-alone corporate Tax Group for all taxable periods ending after the Effective Date, and (ii) any distribution to pay any administrative, overhead and related expenses (including franchise Taxes) of any direct or indirect parent company of the Borrower to the extent required to maintain such parent company’s legal existence.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Borrowing” has the meaning given in Section 1.02.

“Term Benchmark Loan” has the meaning given in Section 1.02.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and for which financial statements shall have been delivered (or were required to be delivered) under Section 5.01 to the Administrative Agent (or, before the first delivery of such financial statements, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Threshold Amount” means $10,000,000.

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds of the Loans hereunder and the issuance of Letters of Credit hereunder on the Effective Date and the consummation of the IPO.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means capital expenditures not financed with the proceeds of (i) any Capital Lease Obligations, (ii) any incurrence of long term Indebtedness permitted under Section 6.01 (excluding the Loans), (iii) any offering of Qualified Equity Interests after the Effective Date, or (iv) insurance or condemnation proceeds (it being agreed that any capital expenditures constituting a Permitted Acquisitions (or other permitted Investment) shall not constitute Unfinanced Capital Expenditures).

“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Credit Exposure.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as to any Person on any date of determination, the amount of unrestricted cash and Permitted Investments held in accounts of the Borrower and its Subsidiaries that are not subject to any Lien other than any Permitted Lien (for the avoidance of doubt, such cash and Permitted Investments subject to a Permitted Lien shall not be “restricted”).

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21(a).

“USA Patriot Act” has the meaning assigned to such term in Section 9.14.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings . For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein),

(b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws),

(c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof,

(d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer toArticles and Sections of, and Exhibits and Schedules to, this Agreement,

(f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition and in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”,

(g) all reference to “knowledge” or “awareness” of any Loan Party or a Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Subsidiary,

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights,

(i) All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (A) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (B) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable or (C) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, and

(j) with respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. In the case of any cure or waiver, the Borrower, the applicable Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default cured or waived shall be deemed to be cured and not continuing. Notwithstanding anything to the contrary herein, no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. For the avoidance of doubt, if (i) any Default or Event of Default under this Agreement (a “Subject Default”) occurs under any covenant or obligation under any Loan Documents (other than, for the avoidance of doubt, Event of Default arising under Section 7.01(a) or any Event of Default under Section 6.10), (ii) the Borrower has delivered any notice required to be delivered to the Administrative Agent promptly upon obtaining actual knowledge that such Subject Default exists, (iii) (A) the event, condition or inaction giving rise to such Subject Default no longer exists and is not continuing, including as a result of the Borrower or applicable Subsidiary having taken the required action giving rise to such Subject Default or (B) such Subject Default shall otherwise have been cured or waived, and (iv) there has not been any acceleration of Loans or Obligations following such Subject Default, then such Subject Default and each other Default or Event of Default that may have resulted from the making or deemed making of any representation or warranty as to, or the taking of any action or consummation of any transaction conditioned upon, the absence of any existing or continuing Default or Event of Default, in each case, related to the Subject Default, shall automatically be deemed to have been cured and no longer continuing; provided that the Subject Default and each other Default or Event of Default shall not be deemed cured and no longer continuing:

(i) if there is a taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Subject Default and the Borrower had actual knowledge at the time of taking any such action that the Subject Default had occurred and was continuing;

(ii) (x) in the case of a Subject Default for which a Responsible Officer of the Borrower failed to give notice to the Administrative Agent and the Lenders of such Subject Default in accordance with Section 5.02(a) of this Agreement and (y) a Responsible Officer of the Borrower had actual knowledge of such failure to give such notice; or

(iii) in the case of an Event of Default for which the Administrative Agent (at the direction of the Required Lenders) has accelerated the Loans and terminated the Commitments pursuant to Section 7.01.

SECTION 1.04 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any fair value opinion election under Financial Accounting Standards Board Accounting Standards Codification Topic 825, Financial Instruments (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification Subtopic 470-20 or 835-30 (or any other guidance under GAAP having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASC 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05 [Intentionally Omitted].

SECTION 1.06 Interest Rates, Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including without limitation whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07 [Intentionally Omitted].

SECTION 1.08 EBITDA. Unless otherwise specified herein, for any calculation of Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio or for any other similar purpose hereunder, if Consolidated EBITDA is negative then the Borrower and its Subsidiaries will not be compliant with respect to any covenant or trigger based on the calculation of Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio.

SECTION 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.10 Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.11 Currency Translation. For purposes of determining compliance as of any date after the Effective Date with Article VI, or for purposes of making any determination under clauses (f), (g) or (k) of Article VII, or for any other specified purpose hereunder, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the last Business Day of the fiscal month immediately preceding the fiscal month in which such determination occurs or in respect of which such determination is being made (as applicable), as such currency exchange rates shall be determined in good faith by the Borrower by reference to customary indices. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 5.12, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.10 or clauses (f), (g) or (k) of Article VII, being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal month immediately preceding the fiscal month in which such determination occurs or in respect of which such determination is being made (as applicable).

SECTION 1.12 Cumulative Credit Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

SECTION 1.13 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.14 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including any determination of Liquidity, Consolidated Total Assets, Consolidated Total Revenue, Consolidated Total Debt, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Free Cash Flow and Consolidated EBITDA, shall be calculated in the manner prescribed by this Section 1.14; provided that notwithstanding anything to the contrary in Section 1.14(b), (c) or (d), when calculating Liquidity, Consolidated Total Assets, Consolidated Total Revenue, Consolidated Total Debt, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Free Cash Flow and Consolidated EBITDA for purposes of determining actual compliance (and not Pro Forma compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 6.10, the events described in this Section 1.14 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio, test or “grower” is to be calculated on a pro forma basis (it being agreed that “grower” baskets are calculated on a pro forma basis), the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower); provided that, the provisions of this sentence shall not apply for purposes of calculating Liquidity, Consolidated Total Assets, Consolidated Total Revenue, Consolidated Total Debt, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Free Cash Flow and Consolidated EBITDA for purposes of determining actual compliance with Section 6.10 (other than for the purpose of determining pro forma compliance with Section 6.10), each of which shall be based on the financial statements delivered pursuant to Sections 5.01(a) or (b), as applicable, for the relevant Test Period.

(b) For purposes of calculating any financial ratio or test, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.14(d)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.14(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of the determination of Consolidated Total Assets, the last day). If since the beginning of any applicable Test Period any Person that subsequently became a Loan Party or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries that are Loan Parties since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.14, then such financial ratio or test (or the calculation of Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.14.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements, initiatives and cost synergies resulting from or relating to such initiatives and such Specified Transaction projected by the Borrower in good faith to be realizable as a result of actions taken or expected to be taken (calculated on a Pro Forma basis as though such cost savings, operating expense reductions, other operating improvements and cost synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and cost synergies were realized during the entirety of such period and such that “run rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculation of such financial ratios or tests relating to such initiative or such Specified Transaction (and in respect of any subsequent pro forma calculation in which such Specified Transaction is included); provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.01, certifying that such cost savings, operating expense reductions, other operating improvements and cost synergies are factually supportable and reasonably anticipated to be realizable in the good faith judgment of the Borrower, within 24 months after the consummation of a Specified Transaction (or, in the case of cost savings, operating expense reductions, other operating improvements and cost synergies projected by the Borrower in good faith to be realizable in connection with actions taken prior to the Effective Date, within 24 months after the Effective Date), which is expected to result in such cost savings, expense reductions, other operating improvements or cost synergies and (y) no cost savings, operating expense reductions and cost synergies, integration costs, costs of strategic initiatives or business optimization expenses or costs (including system design and upgrade implementation costs) and restructuring charges shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA (or any component thereof), whether through a pro forma adjustment or otherwise, for such period; provided, further, that the aggregate amount of adjustments pursuant to this Section 1.14(c) shall be subject to the Combined Cap;

(d) In the event that the Borrower or any Loan Party incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (including Disqualified Equity) included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period or (ii) subject to Section 1.14(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) Any provision requiring the pro forma compliance with Section 6.10 shall be made assuming that compliance with Liquidity, Free Cash Flow and Consolidated EBITDA pursuant to such Section is required with respect to the most recent Test Period prior to such time.

(f) Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate actually in effect.

(g) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including Liquidity, Free Cash Flow and Consolidated EBITDA; or

(ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA) and determining whether a Default or Event of Default has occurred and is continuing and any bring-down of the representations and warranties contained in any Loan Document;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement or irrevocable notice (which may be conditional) (or in the case of a Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law (including in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction)), such other binding obligation to consummate) for such Limited Condition Transaction is entered into or sent, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided, that for any determination to be made pursuant to this Section 1.14(g), the Borrower may, by delivering an LTM Determination Notification, elect to recalculate all such ratios, tests or baskets in respect of the last twelve fiscal months of the Borrower for which monthly financial statements are available in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Liquidity, Consolidated Total Assets, Consolidated Total Revenue, Consolidated Total Debt, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Free Cash Flow and Consolidated EBITDA, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive document (or in the case of a Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate) or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

SECTION 1.15 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.16 Compliance with Certain Sections. For purposes of determining compliance with any of Section 5.12 and Sections 6.01 through 6.11 (other than Section 6.10), in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Affiliate transaction, contractual obligation, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of any such section of Article VI, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses of such Section at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified from time to time within such section by the Borrower in any manner not expressly prohibited by this Agreement. With respect to (x) any amounts incurred (or commitments obtained) or transactions entered into (or consummated or obtained) in reliance on a provision of this Agreement (including the Revolving Facility) that does not require compliance with a financial ratio or test (including the Liquidity, Consolidated Total Assets, Consolidated Total Revenue, Consolidated Total Debt, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Free Cash Flow and/or Consolidated EBITDA) substantially concurrently with or (y) any amounts incurred (or commitments obtained) or transactions entered into (or consummated or obtained) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including the Liquidity, Consolidated Total Assets, Consolidated Total Revenue, Consolidated Total Debt, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Free Cash Flow and/or Consolidated EBITDA), it is understood and agreed that (a) the amounts and/or transactions in clause (x) shall be disregarded in the calculation of the financial ratio or test applicable to the amounts in clause (y) (for purposes of determining compliance with a financial ratio or test (including the Liquidity, Consolidated Total Assets, Consolidated Total Revenue, Consolidated Total Debt, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Free Cash Flow and/or Consolidated EBITDA) and (b) such amounts incurred (or commitments obtained) or transactions entered into (or consummated or obtained) pursuant to clause (y) shall only be tested once (at the time of such establishment, incurrence or transaction) and shall not be subject to satisfaction of any additional incurrence test, including in connection with subsequent incurrences under any such established revolving credit facility or delayed draw term loan facility).

SECTION 1.17 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.18 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

THE CREDITS

SECTION 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender (acting through any of its branches or affiliates other than Excluded Affiliates) severally (and not jointly) agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans without premium or penalty.

SECTION 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14 and 2.15, shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is (x) an integral multiple of $100,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Commitments. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is (x) an integral multiple of $100,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Commitments; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of thirteen (13) Term Benchmark Revolving Borrowings or RFR Borrowings outstanding.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) (i) in the case of a Term Benchmark Borrowing, not later than 1:00 p.m., three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 1:00 p.m., three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 1:00 p.m., on the date of the proposed Borrowing; provided, further, notwithstanding anything to the contrary set forth herein, the Borrowing Request to be delivered in connection with the First Amendment may be delivered to the Administrative Agent not later than one (1) Business Day prior to the First Amendment Effective Date. Each such Borrowing Request shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to thisSection 2.03 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.

SECTION 2.04 [Intentionally Omitted].

SECTION 2.05 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender shall make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Commitment or (ii) any Lender’s Credit Exposure exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans without premium or penalty.

(b) To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent by email (or transmit by electronic communication if arrangements for such transmission have been approved by the Administrative Agent) not later than 12:00 noon, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make the requested Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., on the requested date of such Swingline Loan.

(c) [Intentionally omitted].

(d) The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(e) The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f) Subject to the appointment and acceptance of a successor Swingline Lender (which shall be subject to Borrower’s prior written consent), the Swingline Lender may resign as the Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(e) above.

(i) Notwithstanding anything herein to the contrary, Wells Fargo may not resign as a Swingline Lender unless Wells Fargo resigns as the Administrative Agent in accordance with the terms herein.

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three (3) Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control and any Liens granted under such Letter of Credit Agreement shall be void and null. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Issuing Bank Sublimit, (ii) the LC Exposure shall not exceed the Issuing Bank Sublimit and (iii) no Lender’s Credit Exposure shall exceed its Commitment. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank reform from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-extension by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after the then-current expiration date at the time of such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date;

provided that any Letter of Credit with a one year tenor may contain customary automatic extension provisions acceptable to the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above, except to the extent otherwise cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank and the Administrative Agent as of such date set forth in clause (ii)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement in Dollars made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, on the Business Day following the date that such LC Disbursement is made; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith, material breach of this Agreement or the other Loan Documents, or willful misconduct on the part of an Issuing Bank or Related Party (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone and email of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank.

(i) An Issuing Bank may be appointed and/or replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank, if applicable, and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement or appointment of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement or appointment, (x) the successor or appointed Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks or the appointed Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing

Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank (which shall be subject to Borrower’s prior written consent), any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(iii) Notwithstanding anything herein to the contrary, Wells Fargo may not resign as an Issuing Bank unless Wells Fargo resigns as the Administrative Agent.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day after the date the Borrower receives written notice from the Administrative Agent (on behalf of the Required Lenders) or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, or that is subject to a control agreement (the “LC Collateral Account”), an amount in cash (or in a manner otherwise acceptable to the Administrative Agent) equal to 101% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 101% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grant the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s benefit, risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations in accordance withSection 2.18. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (including all accrued interest) (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives (to the extent permitted by applicable law) any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be signed by a Responsible Officer of the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to thisSection 2.08(c) prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(a), (b) or (h) has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default under Section 7.01(a), (b) or (h) is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing on the last day of the calendar month.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is (x) an integral multiple of $250,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Commitments and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (a) any Lender’s Credit Exposure would exceed its Commitment or (b) the Aggregate Credit Exposure would exceed the aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of any other event or consummation of any other transaction, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or, its registered assigns and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant toSection 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section 2.11; provided that each prepayment shall be in an aggregate amount that is (x) an integral multiple of $250,000 and not less than $500,000 or (y) such lesser amount constituting the entire outstanding amount of such Borrowing. In the absence of such direction by the Borrower, voluntary repayments shall be applied first, to any outstanding ABR Loans until such ABR Loans are repaid in full, and then, to any outstanding Term Benchmark Loans (in each case, in direct order of maturity).

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by telephone or email (confirmed by electronic communication if arrangements for doing so have been approved by the Administrative Agent and, if relevant, the Swingline Lender) of any prepayment hereunder (i) in the case of prepayment of (1) a Term Benchmark Revolving Borrowing, not later than 3:00 p.m., three (3) Business Days before the date of prepayment or (2) an RFR Revolving Borrowing, not later than 3:00 p.m., three (3) Business Days before the date of prepayment, (ii)

in the case of prepayment of an ABR Revolving Borrowing, not later than 3:00 p.m., one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09 or is otherwise conditioned upon the consummation of a transaction, then such notice of prepayment may be revoked (or extended) if such notice of termination is revoked or extended in accordance with Section 2.09 or such transaction does not occur. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued but unpaid interest to the extent required by Section 2.13.

(c) If at any time the Credit Exposure exceeds the Commitment, the Borrower agrees to repay within one Business Day of notice from the Administrative Agent, by payment to the Administrative Agent for the account of each Lender, the Borrowings in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Loans and third, with respect to any Letters of Credit then outstanding, as a payment of cash collateral into a LC Collateral Account, in an amount equal to such excess, in any case, without premium or penalty.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), which shall accrue at the rate equal to the Applicable Commitment Fee on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15) day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. The Commitment Fee shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first (1st) day and the last day of each period but excluding the date on which the Commitments terminate). For the avoidance of doubt, a Lender’s Swingline Exposure shall not be considered usage in calculating the Commitment Fee above.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit (the “Participation Fee”), which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating to Letters of Credit as from time to time in effect. Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within fifteen (15) days after written demand. All Participation Fees and fronting fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent and the Lead Arrangers, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other.

(d) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and Participation Fees, to the Lenders. Fees paid shall not be refundable under any circumstances unless otherwise agreed.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest in the case of a Term Benchmark Revolving Loan, at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR and the ABR (except when based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case, interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or email as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (B) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan

Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(f) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders), in each case, with the consent of the Borrower, pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14 or the definition of “Benchmark Replacement Conforming Changes”.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and the Borrower or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark

Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase in any material respect the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing in any material respect the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level in any material respect below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to thisSection 2.15 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 [Intentionally Omitted].

SECTION 2.17 Payments Free of Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent)receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning ofSection 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and no payments under any Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and not a participating Lender, and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction, if any, required to be made;

(D) if the Administrative Agent is a U.S. Person, it shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement with two duly completed copies of IRS Form W-9. If the Administrative Agent is not a U.S. Person, it shall provide to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) two executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) two executed copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations); and

(E) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Recipient hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Recipient to the Administrative Agent pursuant to this Section 2.17(f). Notwithstanding any other provision of this Section 2.17(f), no Recipient shall be required to deliver any documentation that such Recipient is not legally eligible to deliver.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank or the Swingline Lender.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, or 2.17, or otherwise) in Dollars prior to 2:00 p.m., on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time, except payments to be made directly to Issuing Banks or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Required Lenders so direct, shall be applied, subject to the terms of any applicable Acceptable Subordination or Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements then payable to the Administrative Agent from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay accrued and unpaid Letter of Credit fees, interest on unreimbursed LC Disbursements and interest on the Loans, ratably among the Lenders and Issuing Banks, fourth, (A) to pay unpaid principal on the Loans and unreimbursed LC Disbursements, (B) to pay any then-owing regularly scheduled payments or termination payments (whether as a result of the occurrence of any event of default or other termination event) under any Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23 and (C) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit in an amount equal to one hundred one percent (101%) of such LC Exposure, to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or Section 2.20, ratably among the Lenders, Issuing Banks, Swap Agreement counterparties and Banking Services providers; provided that (x) any such amounts applied pursuant to subclause (C) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or Section 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this subclause (C) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 2.18(b), and fifth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party from the Borrower or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans.

Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c) At the election of the Administrative Agent during the continuance of an Event of Default, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder (regardless of the conditions set forth in Section 4.04 not having been satisfied), whether made following a request by the Borrower pursuant toSection 2.03 or a deemed request as provided in this Section, or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.

(d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then earned, due and payable hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties in accordance with this Agreement, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then earned, due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties in accordance with this Agreement.

(e) Except as otherwise set forth herein, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 2.18(e) shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.

(f) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees, subject to Section 9.03(a), to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or, at the Borrower’s election, reduce the Commitments on a non-pro rata basis; provided that (i) to the extent required under Section 9.04, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not unreasonably be withheld, denied, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation permanently cease to apply. Each party hereto agrees that (i) an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment and delegation need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided further that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a) and the Defaulting Lender shall not be entitled to receive any interest at the default rate payable hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with thisSection 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.04 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each directly and adversely affected Lender;

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize at 100% for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) the Defaulting Lender shall not be entitled to receive any interest at the default rate payable hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender); and

(vi) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 [Intentionally Omitted].

SECTION 2.22 Expansion Option; Incremental Facilities.

(a) The Borrower may from time to time elect to increase the Commitments in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof (each, an “Incremental Facility”); provided that the aggregate amount of all such Commitment increases, after giving effect thereto, shall not exceed the Incremental Cap; provided, further, that to the extent that a Leverage Covenant Triggering Event has not occurred as of the date of such increase in Commitments, the Minimum Liquidity Covenant shall be amended to increase the required minimum Liquidity to an amount equal to 40.0% of the aggregate amount of the Commitments after giving effect to such increased Commitments. Each request from the Borrower pursuant to this Section 2.22 shall set forth the requested amount and proposed terms of the relevant Commitment increase. The Borrower may arrange for any such Commitment increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase the existing Commitments; provided, that each Augmenting Lender (other than any Affiliate of an existing Lender) shall, to the extent required by Section 9.04, be subject to the approval of the Administrative Agent and the Issuing Bank and the Swingline Lender, which approvals shall not be unreasonably withheld, denied, conditioned or delayed.

No existing Lender shall have any obligation or be required to provide any Commitment increase unless it expressly so agrees. No consent of any Lender (other than the Lenders participating in such Commitment increase) shall be required for any such increase pursuant to this Section 2.22.

(b) Commitment increases created pursuant to this Section 2.22 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless on the proposed date of the effectiveness of such Commitment increase, subject to a Limited Condition Transaction: (1) the representations and warranties of the Loan Parties and their Subsidiaries set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof)); and (2) no Event of Default exists on such date.

(c) On the effective date of any increase in the Commitments, (i) to the extent applicable, each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid. The terms (including interest and fees) of any increase in the Commitments shall be the same to those of the existing Commitments.

(d) The Borrower and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement (including, if applicable, the modification to the Minimum Liquidity Covenant described in clause (a) above) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

SECTION 2.23 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as Wells Fargo or its Affiliate is the Administrative Agent, neither Wells Fargo nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party shall be required to provide any notice described in this Section 2.23 (and shall be deemed to have provided notices for all such amounts due or to become due for purposes hereof) in respect of such Banking Services or Swap Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each Loan Party and each Subsidiary is (a) (i) duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) has all requisite organizational power and authority to carry on its business, as now materially conducted and (b) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except (in the case of clause (a)(ii) and this clause (b)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary organizational and, if required, stockholder or other equity holder action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect and release existing Liens created pursuant to the Loan Documents and except as would not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate in any respect any applicable law or regulation or the charter, by-laws or other organizational or constitutional documents of each Loan Party or any Subsidiaries or any order of any Governmental Authority except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate or result in a default under any indenture, agreement or other instrument in respect to Material Indebtedness binding upon each Loan Party or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by each Loan Party or any Subsidiary except as would not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary (other than Liens created pursuant to or otherwise permitted under the Loan Documents).

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its (i) audited consolidated and balance sheet and statements of income, stockholders equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2023 and December 31, 2024, reported on by its independent public accountants and (ii) unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flow as of the end of and for the fiscal quarter ended March 31, 2025 and the then elapsed portion of the fiscal year. Other than as described on Schedule 3.04, all such financial statements are prepared in accordance in all material respects with GAAP, subject to normal year-end audit adjustments and to any other adjustments described therein (including the notes thereto, if any) and present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations and cash flows of the Borrower and its Subsidiaries for such periods.

(b) Since December 31, 2024, there has been no event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Properties; Intellectual Property.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned by any Loan Party. Each of the Loan Parties and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (x) for defects in title that do not interfere with its ability to conduct its business as conducted from time to time or to utilize such properties for their intended purposes and (y) to the extent encumbered by Liens permitted under the Loan Documents and except as would not reasonably be expected to result in a Material Adverse Effect.

(b) (i) A correct and complete list of all Intellectual Property owned by any Loan Party or any Subsidiary that is registered or applied for with the United States Patent and Trademark Office, the United States Copyright Office, as of the date of this Agreement, is set forth on Schedule 3.05, and (ii) each item is subsisting, unexpired, valid, enforceable and has not been abandoned or cancelled, in each case of (i) and (ii), except as would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each Subsidiary owns, or is licensed to use, free and clear of all Liens other than Permitted Liens, all Intellectual Property necessary and material to its business as currently conducted, and (x) to the knowledge of each Loan Party, the operation of their respective business by each Loan Party and each Subsidiary does not infringe upon, misappropriate or violate the rights of any other Person (and no proceeding is pending alleging same), and (y) no Person is infringing, misappropriating or violating the Intellectual Property owned by such Loan Party or such Subsidiary, except for, in each case of (x) and (y), any such infringements, misappropriations or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits, proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect other than as set forth on Schedule 3.06 or (ii) that involve any Loan Document or the Transactions.

(b) (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any such Environmental Liability, in each case, except as would not reasonably be expected to result in a Material Adverse Effect and (ii) except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority binding on it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Loan Party nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all U.S. federal income and all other Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including in its capacity as a withholding agent) required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No investigations are being conducted, and no claim has been made by any Governmental Authority against any Loan Party with respect to Taxes except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect

SECTION 3.11 Disclosure.

(a) No written information of a factual nature (other than the projections, budgets, estimates, other forward-looking information and information of a general economic or industry specific nature) furnished by or by a representative of the Loan Parties on behalf of the Loan Parties or any Subsidiary pursuant to this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to any projections, other forward-looking information and information of a general economic or industry specific nature, the Loan Parties represent only that such projections, other forward-looking information were prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projections were delivered prior to the Effective Date, as of the Effective Date, it being recognized by Lenders that any such projections, other forward-looking information and information of a general economic or industry specific nature are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular projections will be realized and that actual results may differ and that such differences may be material and are not a guarantee of performance.

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

SECTION 3.12 No Default. No Default or Event of Default exists or would result from the incurrence by the Borrower or any Subsidiary of any Obligations hereunder or under any other Loan Document.

SECTION 3.13 Solvency. On the Effective Date, the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and customary for companies engaged in the same or similar businesses of similar size operating in the same or similar locations.

SECTION 3.15 Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 is a complete list of each of the Borrower’s Subsidiaries and such Subsidiary’s jurisdiction of incorporation. All of the issued and outstanding Equity Interests owned by any Loan Party in each of its Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16 Security Interest in Collateral. The provisions of (and subject to the terms thereof) this Agreement and the other Loan Documents create legal, valid and enforceable (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries) Liens on and security interests in, all the Collateral purported to be secured by the Collateral Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and (a) when all appropriate filings, notices or recordings are made in appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Collateral Documents, together with payment of all required fees and costs (which filings, notices or recordings shall be made to the extent required by any Collateral Document) and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations and having priority over all other Liens on the Collateral except (i) Permitted Liens, (ii) Liens perfected only by possession (including possession of any certificate of title), but only to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (iii) any Liens not required to be perfected under any of the Loan Documents or by the Administrative Agent.

SECTION 3.17 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing that could reasonably be expected to result in a Material Adverse Effect. In the past three (3) years, the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in a manner resulting in liabilities that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing and no Letter of Credit hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.19 [Intentionally Omitted].

SECTION 3.20 Anti-Corruption and Anti-Terrorism Laws and Sanctions.

(a) Each Loan Party has implemented and maintains in effect or is subject to policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and such Loan Party, its Subsidiaries and their respective officers, directors and employees and, to the knowledge of such Loan Party, its agents, are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects. None of (a) any Loan Party or any Subsidiary or any of their respective directors or officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary or any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(b) Use of Proceeds. The proceeds of the Loans will be used only (i) to pay fees, costs and expenses incurred in connection with the Transactions and (ii) for working capital and other general corporate purposes of the Borrower and the Subsidiaries (including the financing of Permitted Acquisitions, capital expenditures, Investments, Restricted Payments and the refinancing of Indebtedness, in each case, not prohibited by the Loan Documents).

SECTION 3.21 Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U of the Board), and no part of the proceeds of any Loan will be used, to buy or carry, or to extend credit to others to buy or carry, any margin stock or for any other purpose that entails a violation of any Regulations of the Board, including Regulations T, U and X.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The Agreement shall be effective and valid and binding on each party hereto on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto (i) a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b)(x), may include any Electronic Signatures transmitted by email pdf. or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the other Loan Documents.

(b) The Administrative Agent (or its counsel) shall have received:

(i) subject to Section 5.13, from the Loan Parties executed counterparts of the Collateral Documents set forth on Schedule 4.01(b) to be entered into on and as of the Effective Date;

(ii) with respect to each Loan Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Loan Party;

(iii) subject to Section 5.13, delivery of original stock or share certificates for certificated Equity Interests of each Subsidiary that constitutes Collateral, together with appropriate duly executed instruments of transfer endorsed in blank;

(iv) all promissory notes evidencing the Collateral accompanied by instruments of transfer endorsed in blank; and

(v) insurance certificates satisfying the requirements of Section 5.09.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, and covering such other matters relating to the Loan Parties, this Agreement, the other Loan Documents, or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received: (i) a copy of each organizational or constitutional document of each Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) incumbency certificates of the officers of the Loan Parties executing the Loan Documents to which it is a party as of the Effective Date; (iii) resolutions of the board of directors (or, if applicable, shareholders) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Effective Date and certified as of the Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Loan Party’s respective jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Effective Date.

(e) The IPO shall have been consummated and the IPO Proceeds Condition shall have been satisfied.

(f) The results of a recent lien search in the jurisdiction of organization of each Loan Party and its respective Subsidiaries, tax and judgement lien searches at the jurisdiction of the chief executive office and the results of search reports in respect of the registered and applied-for Intellectual Property of each Loan Party and its Subsidiaries, and such search shall not reveal any Liens on any of the assets of such Loan Parties and its Subsidiaries except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received a Solvency Certificate.

(h) (A) The Administrative Agent shall have received at least three (3) days prior to the Effective Date, all documentation and other information with respect to the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent shall have reasonably requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).

(i) The representations and warranties of the Borrower and each Loan Party set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all materials respects (or all respects, as applicable) as of such earlier date).

(j) No Default or Event of Default hereunder shall have occurred and be continuing.

(k) Since December 31, 2024, no Material Adverse Effect shall have occurred or exist.

(l) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that each of the conditions specified in paragraphs (i), (j) and (k) of this Section 4.01 has been satisfied.

(m) The Administrative Agent shall have received (i) the financial statements referred to in Section 3.04 and (ii) reasonably detailed financial projections of the Borrower and its Subsidiaries .

(n) The Administrative Agent shall have received all fees earned, due and payable hereunder or under the Fee Letters and to the extent invoiced at least one (1) Business Day prior to the Effective Date, shall have been reimbursed, subject to Section 9.03(a), for all reasonable and documented out of pocket expenses (including reasonable legal fees and expenses of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Borrower hereunder.

(o) Each document (including any Uniform Commercial Code financing statement or federal Intellectual Property security interest filings) required by the Collateral Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected (if and to the extent required to be perfected under the Loan Documents) Lien on the Collateral described therein, shall be in proper form for filing, registration or recordation.

(p) The Existing Debt Repayment shall have been, or, substantially concurrently with the occurrence of the Effective Date, shall be, consummated.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 [Intentionally Omitted].

SECTION 4.03 [Intentionally Omitted].

SECTION 4.04 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend or extend any Letter of Credit, in each case, is subject to the satisfaction of each of the following conditions:

(a) The representations and warranties of the Borrower and each Loan Party set forth in this Agreement or the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects (or all respects, as applicable) as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.04) (in the case of any Incremental Loan, subject to Section 2.22(b) and, in the case of any Borrowing to finance a Limited Condition Transaction, subject to Section 1.14(g)) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.04.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been Paid in Full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed (or cash collateralized in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for prompt distribution to the Lenders):

(a) within one hundred twenty (120) days after the end of each fiscal year of the Borrower (or, if earlier, the date that is five (5) Business Days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to any securities law, including pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), commencing with the fiscal year ending December 31, 2025, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national or regional standing or any other accounting firm reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a qualification resulting from (i) an upcoming maturity date occurring within one year from the time such opinion is delivered, (ii) a prospective or actual default in respect of any financial maintenance covenant in any agreement governing Indebtedness of the Borrower or any subsidiary, or (iii) any “emphasis of matter” paragraph) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance in all material respects with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(b) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, the date that is five (5) Business Days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to any securities law, including pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), commencing with the fiscal quarter ending September 30, 2025, its consolidated balance sheet, stockholders’ equity and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance in all material respects with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within five (5) Business Days of any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10; provided, for the avoidance of doubt, any Compliance Certificate delivered for the fourth fiscal quarter of any fiscal year shall be for informational purposes only;

(d) promptly after the same are available to the public, copies of management’s discussion and analysis of the financial position and financial performance in relationship to the financial statements delivered pursuant to Section 5.01(a);

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary or compliance with the terms of any Loan Document, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request and to the extent reasonably available to the Borrower; provided, none of the Borrower or any Subsidiary will be required to disclose or deliver information (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law or regulation, any fiduciary duty or by any binding agreement, (ii) that constitutes trade secrets or (iii) that is subject to attorney-client privilege or constitutes attorney work product;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of said commission or with any national securities exchange;

(g) promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;

(h) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, as applicable.

Documents required to be delivered pursuant to Section 5.01(a), (b), (d) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website made available by the Administrative Agent to which each Lender has access.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or any Arranger will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower or its subsidiaries is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents, (2) any notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(c).

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt distribution to the Lenders) prompt written notice promptly following a Responsible Officer becoming aware of the existence of the following:

(a) any condition or event that constitutes a Default or Event of Default;

(b) any litigation or of any investigative proceedings by a Governmental Authority commenced or threatened in writing against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries on a consolidated basis;

(c) promptly upon becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) promptly after becoming aware of any condition affecting the Borrower or any Subsidiary that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that to the Borrower’s knowledge would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02” and (iii) shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, licenses and permits material to the conduct of the Borrower’s business when taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case, where failure to maintain such requisite authority or failure to maintain such right, qualification, license, permit, franchise, governmental authorization, license or permit would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution or any other transaction permitted by Article VI.

SECTION 5.04 Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all U.S. federal and all other material Taxes (including in its capacity as a withholding agent, and which may, for the avoidance of doubt, be effected through the payment of a Tax Distribution), before the same shall become delinquent or in default (taking into account applicable grace periods), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. Except to the extent it would not be reasonably expected to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all tangible property, material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by fire or other casualty excepted.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which true and complete entries in all material respects in accordance with GAAP will be made reflecting all of its and its Subsidiaries material business and financial transactions; provided that, it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity in all material respects with generally accepted accounting principles that are applicable in their respective jurisdiction of organization, and (b) permit any representatives designated by the Administrative Agent on behalf of the Lenders (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent, in each case, who have signed a non-disclosure agreement in form and substance reasonably satisfactory to the Borrower), upon reasonable prior written notice, to visit and inspect its properties, to examine and make copies from its books and records, including to discuss its affairs, finances and condition with its officers, all at such reasonable times during Borrower’s normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such visits shall be limited to no more than once per fiscal year. In the absence of a continuing Event of Default only one (1) such examination in any period of twelve (12) consecutive calendar months shall be conducted (as coordinated by the Administrative Agent) and shall be at the Borrower’s expense, and during the continuance of an Event of Default all such examinations shall be at the Borrower’s expense (and may occur with greater frequency); provided, that any and all expenses incurred by the Administrative Agent pursuant to this Section 5.06 in the absence of a continuing Event of Default shall be solely at such Lender’s expense and Borrower shall have no obligation to reimburse any such Lender’s expenses. Notwithstanding anything to the contrary in this Section 5.06, no Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law or regulation or by any binding agreement (ii) that is a trade secret or (iii) that is subject to attorney-client privilege or constitutes attorney work product.

SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all material laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce or be subject to policies and procedures designed to ensure compliance in all material respects by Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for purposes permitted under Section 3.20(b). No part of the proceeds of any Loan will be used to buy or carry, or to extend credit to others to buy or carry, any Margin Stock or for any other purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. All Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or use any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions, or (c) in any manner that would result in the violation of any Anti-Money Laundering Laws or Sanctions applicable to any party hereto.

SECTION 5.09 Insurance.

(a) Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses and in similar locations as the Borrower and the Subsidiaries) (i) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as the Borrower in the exercise of its reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business in the same or similar locations and owning or operating similar properties, and (ii) all insurance required pursuant to the Collateral Documents. During an Event of Default, the Borrower will furnish to the Administrative Agent, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver, within ninety (90) days (or such later date as may be agreed by the Administrative Agent, in its reasonable discretion) after the Effective Date, to the Administrative Agent endorsements (x) to all property or casualty insurance policies covering Collateral naming the Administrative Agent as lender loss payee, (y) to all general liability and other liability policies naming the Administrative Agent an additional insured, which endorsements shall be in effect at all times and (z) providing that thirty (30) days’ advance notice will be given to Administrative Agent prior to any cancellation or non-renewal of such policy (or ten (10) days’ advance notice prior to any such cancellation due to non-payment of premium). In the event the Borrower or any Subsidiary at any time hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so), in consultation with the Borrower, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems necessary to ensure compliance under this Section 5.09. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. No later than ninety (90) days (or such later date as may be agreed by the Administrative Agent, in its reasonable discretion) after the Effective Date (or the date any such insurance is obtained, renewed or extended in the case of insurance obtained, renewed or extended after the Effective Date), the Borrower will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Administrative Agent.

(b) Notwithstanding anything to the contrary contained herein, if any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Loan Party to (i) to the extent required pursuant to the Flood Insurance Laws, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws and (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent.

SECTION 5.10 Additional Subsidiaries. In the event (i) the Borrower acquires or creates any Subsidiary (other than an Excluded Subsidiary) or (ii) any Excluded Subsidiary ceases to be an Excluded Subsidiary after the Effective Date, the Borrower shall promptly (and in any event within ninety (90) days (or such longer time as the Administrative Agent may agree in its reasonable discretion) after the acquisition or creation or designation of such Subsidiary, or change in such Subsidiary’s status as an Excluded Subsidiary) cause such Subsidiary to become a Guarantor by delivering to the Administrative Agent (x) a Joinder Agreement, duly executed by such Subsidiary, pursuant to which such Subsidiary agrees to be bound by the terms and provisions of this Agreement, and (y) such joinders or supplements to the Security Agreement and/or the other relevant Collateral Documents and such other documents as may be necessary to perfect (if and to the extent required to be perfected under any of the Loan Documents) the Lien in any property of such Subsidiary which constitutes Collateral in accordance with all applicable Requirements of Law, including the filing of financing statements and such joinders to be accompanied by appropriate corporate resolutions, other corporate organizational documentation and customary legal opinions upon the reasonable request of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 5.11 Additional Collateral; Further Assurances.

(a) The Borrower will, and each Subsidiary (other than an Excluded Subsidiary) will, cause (i) all of its Collateral and (ii) all outstanding equity interests of the Borrower’s Subsidiaries to the extent constituting Collateral (limited to 65% of the voting equity interests and 100% of any non-voting equity interests of any Foreign Subsidiary Holding Company or any CFC), excluding any Subsidiaries of Foreign Subsidiary Holding Companies or CFCs, to be subject at all times to first priority, perfected (if and to the extent required to be perfected under any of the Loan Documents) Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with, and subject to, the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02.

(b) Without limiting the foregoing, the Borrower will, and will cause each Subsidiary (other than an Excluded Subsidiary) to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (and subject to the exceptions set forth therein and in any other Loan Document).

(c) If, after the Effective Date, any Loan Party acquires any Material Real Property (other than an Excluded Property), the Borrower shall promptly notify the Administrative Agent thereof and shall deliver, or cause to be delivered to the Administrative Agent within one-hundred-twenty (120) days of such acquisition (or such longer period as the Administrative Agent may agree in sole discretion) (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a fully paid lender’s policy of title insurance (or a marked unconditional title insurance commitment or pro forma policy having the effect of a policy of title insurance) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien (subject to Permitted Liens) on the Mortgaged Property described therein, naming the Administrative Agent and its respective successors and assigns as the insured, free of any other Liens (other than Permitted Liens), together with such customary lender’s endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, in an amount reasonably acceptable to the Administrative Agent, (iii) in each case if reasonably requested by the Administrative Agent, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction where a Mortgaged Property is located regarding the enforceability of the Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (iv) a survey or existing survey together with a no change affidavit of such Mortgaged Property, sufficient for the title company to issue a lender’s title policy with the standard survey exception omitted from and customary survey endorsements included in such title policy, (v) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s) and (vi) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Property, and if such Mortgaged Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Loan Party relating thereto together with evidence of insurance as required pursuant to Section 5.09(b).

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that, unless otherwise decided by the Borrower, in its sole discretion:

(i) no Loan Party or any Subsidiary shall be required to take any action outside the United States to guarantee the Obligations or grant, maintain or perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia);

(ii) [intentionally omitted];

(iii) the Loan Parties and their respective Affiliates shall not be required, nor shall the Administrative Agent be authorized, and no representation, warranty, or covenant in any Loan Document shall be considered to be breached by any failure, (x) to perfect any Lien by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office of any relevant State), (B) Intellectual Property security interest filings in the United States Patent and Trademark Office or United States Copyright Office as expressly required herein and under the other Loan Documents, (C) control agreements as set forth in Section 5.14, (D) delivery of Equity Interest and material instruments (as defined in the UCC) and (E) real estate mortgages in respect of Material Real Property to the extent required under the Loan Documents, (y) to take any action in any non-U.S. jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests or to perfect any security interests in assets located outside of (or governed by or arising or existing under, pursuant to or by virtue of any Laws outside of) the United States, including with respect to any Intellectual Property registered outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed by the laws of any non-U.S. jurisdiction), or (z) to enter into any source code escrow arrangement (or be obligated to register or apply to register any Intellectual Property);

(iv) no landlord waivers, collateral access agreements, bailee waivers or other similar agreements with respect to the Collateral shall be required hereunder or under any other Loan Document;

(v) no notice to obtain the consent of any Governmental Authority under the Federal Assignment of Claims Act (or any state equivalent thereof) shall be required; and

(vi) no environmental reports shall be required to be obtained hereunder or under any other Loan Document.

SECTION 5.12 Transactions with Affiliates. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates in excess of $10,000,000, except (a) transactions on fair and reasonable terms in the ordinary course of business (as determined by the Borrower), (b) the payment of reasonable fees and reasonable expense reimbursements to directors, officers, advisors and employees of any Loan Party or any of its Subsidiaries, and compensation and indemnification of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to directors, officers, advisors and employees of any Loan Party or any of its Subsidiaries in the ordinary course of business, (c) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of a Loan Party and its Subsidiaries and are not, taken as a whole, materially adverse to the security interest securing the Obligations or to the Loan Guaranty, (d) other transactions to the extent permitted by the terms of this Agreement, (e) transactions that are at prices and on other terms and conditions, taken as a whole, not materially less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by such Loan Party or Subsidiary), (f) [intentionally omitted], (g) so long as no Event of Default under Section 7.01(a), (b) or (h) has occurred and is continuing, the payment of management, monitoring, consulting, advisory and other fees (including transaction and termination fees) in the maximum amount permitted pursuant to the Management Agreement as in effect on the Effective Date; provided that, upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), (b) or (h) such amounts described in this clause (i) may accrue, but not be payable in cash during such period, but all such accrued amounts may be payable in cash upon the cure or waiver of such Event of Default under Section 7.01(a), (b) or (h); (ii) indemnifications and reimbursement of expenses, in each case, pursuant to the Management Agreement; and (iii) the payment of indemnities and reasonable expenses of Sponsor related to Borrower and its Subsidiaries, (h) transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower, (i) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or similar governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (x) such transaction is on terms that are substantially no less favorable, when taken as a whole, to the Borrower or the applicable Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (y) such transaction is fair, when taken as a whole, to the Borrower or the applicable Subsidiary, as applicable, from a financial point of view, and (j) the IPO and the transactions related thereto.

SECTION 5.13 Post-Effective Date Covenant. The Borrower agrees to deliver, or cause to be delivered (or to use commercially reasonable efforts to deliver or cause to be delivered, to the extent applicable and specified on Schedule 5.13), to the Administrative Agent, the items described on Schedule 5.13 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its reasonable discretion.

SECTION 5.14 Cash Management. In the event Unrestricted Cash of Borrower and its Subsidiaries is less than $~~150,000,000~~250,000,000 , as set forth in a Compliance Certificate, the Borrower shall, and shall cause each Loan Party, within 90 days (or such longer period as the Administrative Agent may reasonably agree) following delivery of such Compliance Certificate pursuant to Section 5.01(c), to use commercially reasonable efforts to enter into a Control Account Agreement with the Administrative Agent and each bank or other financial institution with which the Borrower or any Loan Party maintains a deposit account or securities account (other than (i) any account in which the aggregate average daily maximum balance over a 30-day period does not at any time exceed (x) $2,500,000 for any single deposit account or securities account or (y) $10,000,000 in the aggregate for all such accounts, (ii) zero-balance accounts solely for the purpose of managing local disbursements, payroll and withholding, (iii) Fiduciary Accounts, and (iv) accounts solely holding cash collateral that is subject of a deposit or pledge constituting a Lien securing obligations other than the Secured Obligations, which Lien is expressly permitted hereunder (collectively, the accounts described in clauses (i) through (iv) above, the “Unrestricted Accounts”)) (each, a “Controlled Account”). In addition, each Loan Party shall use commercially reasonable efforts to enter into a Control Account Agreement with respect to any new deposit account or securities account (other than any Unrestricted Account), in each case within 120 days (or such longer period as the Administrative Agent may reasonably agree) after such account is established. If any Event of Default has occurred and is continuing, the Administrative Agent may (at the direction of the Required Lenders) cause the applicable depositary bank or securities intermediary to honor the instructions of the Administrative Agent with respect to any Controlled Account in accordance with the terms of the applicable Control Account Agreement.

SECTION 5.15 Negative Pledge. Each Loan Party hereby agrees and covenants that from and after the Effective Date, without the prior written consent of the Administrative Agent, such Loan Party will not, other than with respect to a sale and leaseback transaction, a Disposition to a Loan Party (or as a result of a merger of one Loan Party into another Loan Party), or other Permitted Lien (other than clause (y) of the definition of Permitted Liens) permitted by the terms of this Agreement, sell, convey, or otherwise transfer, encumber, assign, permit a security interest to attach to, pledge, or mortgage the Bertram Property.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been Paid in Full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed (or cash collateralized or backstopped in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will any Loan Party permit any of its respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof (i) not in excess of $2,000,000 in the aggregate, (ii) set forth in Schedule 6.01 and (iii) any extensions, renewals, refinancings and replacements of any such Indebtedness described in clauses (i) and (ii) herein in accordance with clause (t) hereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04, and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that the subordination terms of the Intercompany Note are satisfactory to the Administrative Agent);

(d) Guarantees by a Loan Party of Indebtedness or other obligations of any other Loan Party and by any Subsidiary that is not a Loan Party of Indebtedness or other obligations of any Loan Party or any other Subsidiary;

(e) Indebtedness incurred in the ordinary course of business with respect to (i) capital lease (including any Capital Lease Obligations), (ii) financing lease, (iii) construction financing and (iv) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition or acquisition of equipment); provided that any such Indebtedness shall, as applicable, be secured only by (w) the asset subject to such capital lease or by the asset acquired in connection with the incurrence, renewal, extension, restructuring or refinancing of such Indebtedness, in each case together with proceeds, accessions or products of any disposition thereof and any related security deposits, (x) deposit accounts and reserve accounts solely related to such construction financing, (y) the assets subject to any cross-collateralization of obligations owed to the holder of such Indebtedness with respect to any capital lease (including any Capital Lease Obligations), construction financing, financing lease or purchase money Indebtedness and (z) the assets being constructed pursuant to such construction financing; provided that, with respect to any transaction that includes cross-collateralization of obligations owed to any holder of such Indebtedness;

(f) Indebtedness of a Loan Party or any Subsidiary as an account party in respect of commercial letters of credit;

(g) So long as no Event of Default shall have occurred and be continuing, Indebtedness of any Loan Party issued in lieu of the Incremental Facilities that is secured by the Collateral on a pari passu basis, junior lien basis or unsecured basis (“Incremental Equivalent Debt”) in an amount not to exceed, (i) $50,000,000 (minus any amounts used pursuant to the basket set forth in clause (a) of the definition of “Incremental Cap” pursuant to Section 2.22), plus (ii) unlimited amounts so long as (x) in the case of Indebtedness secured by Liens on the Collateral that rank pari passu with the Liens securing the Loans, such Indebtedness does not exceed a Consolidated First Lien Net Leverage Ratio of 2.50:1.00 (calculated on a Pro Forma Basis), (y) in the case of Indebtedness secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Loans, the Consolidated Secured Net Leverage Ratio to exceed 3.00:1.00 and (z) in the case of unsecured Indebtedness, the Consolidated Total Net Leverage Ratio to exceed 3.50:1.00 (calculated on a Pro Forma Basis); provided that such Incremental Equivalent Debt (i) does not mature prior to the latest final maturity date of the Loans, (ii) have covenants and defaults (x) that reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (ii) not materially more restrictive (excluding pricing), when taken as a whole, than those under this Agreement (except for covenants or other provisions (x) applicable only to periods after the latest final maturity of any Class of then outstanding Loans hereunder or (y) reasonably satisfactory to the Administrative Agent), (iii) shall not be secured by any Lien on any asset of the Borrower or any Loan Parties that does not also secure the Loans, or be guaranteed by any Person other than the Guarantors, (iv) the amortization on such Indebtedness shall not exceed 20% per annum and (v) shall be subject to an Acceptable Subordination or Intercreditor Agreement; provided, further, that if Incremental Equivalent Debt incurred under clause (g)(i) is incurred concurrently with the incurrence of Incremental Equivalent Debt in reliance on clause (g)(ii) above (or any other fixed basket hereunder), the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio shall be permitted to exceed the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio set forth in clause (g(ii) above to the extent of such amounts incurred in reliance on clause (g)(i) (or any other fixed basket hereunder) solely for the purpose of determining whether such concurrently incurred amounts incurred under clause (g)(ii) are permissible (it being understood that (I) if the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio incurrence test is met, then, at the election of the Borrower, any Incremental Equivalent Debt or other Indebtedness permitted hereunder may be incurred under clause (g)(ii) above regardless of whether there is capacity under clause (g)(i) above (or any other fixed basket) and (II) any portion of any incremental Commitment or other Indebtedness permitted hereunder incurred in reliance on clause (g)(i) (or any other fixed basket) shall be automatically reclassified as incurred under clause (g)(ii) if the Borrower meets the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio under clause (g)(ii) at such time on a Pro Forma Basis);

(h) Indebtedness (in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business) owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or existing on the Effective Date;

(i) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees, officers, directors, advisors or consultants of any Loan Party and its Subsidiaries incurred in the ordinary course of business or existing on the Effective Date;

(j) Indebtedness or obligations (in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice) of any Loan Party in respect of self-insurance, performance bonds, bid bonds, appeal bonds, surety bonds, statutory and similar obligations, in each case provided in the ordinary course of business;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(l) Indebtedness arising out of judgments or awards under circumstances not giving rise to an Event of Default;

(m) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000;

(n) (x) Subordinated Indebtedness in an aggregate principal amount for all such Subordinated Indebtedness at any time outstanding, not to exceed, $50,000,000 and (y) Junior Lien Indebtedness in an aggregate principal amount for all such Junior Lien Indebtedness at any time outstanding, not to exceed, together with amounts incurred under clause (n)(x) above and clause (u) below, $50,000,000; provided, that,

(i) in each case in this clause (n), (A) such Indebtedness shall have a stated final maturity that is no earlier than, solely with respect to Subordinated Indebtedness, six months after the Latest Maturity Date and, solely with respect to Junior Lien Indebtedness, 91 days after the Latest Maturity Date and (B) such Indebtedness shall be subject to an Acceptable Subordination or Intercreditor Agreement, (ii) solely with respect to Junior Lien Indebtedness, (x) no Subsidiary that is not a Loan Party shall have Guarantee obligations with respect to obligations of the borrower thereunder, (y) such Indebtedness shall not be secured by a Lien on any asset that does not constitute Collateral, and (z) the applicable interest rate on such Indebtedness shall not exceed 10% per annum, other than interest that takes the form of pay-in-kind interest, and (iii) solely with respect to Subordinated Indebtedness, (x) the interest on such Indebtedness shall only be payable in kind and (y) such Indebtedness shall not include any amortization, mandatory redemption, repurchase or repayment features that are applicable prior to the repayment in full of the Obligations (other than contingent indemnification obligations not then due);

(o) [intentionally omitted];

(p) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary or (ii) the aggregate principal amount of Indebtedness permitted by this clause (p)(ii) shall not exceed $10,000,000 at any time outstanding;

(q) Indebtedness incurred by the Borrower or its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, working capital or similar obligations (including earn-outs, and any other deferred payments of a similar nature incurred in connection with any investment) and seller notes, in each case, whether or not evidenced by a note, and incurred or assumed in connection with any Permitted Acquisition, any permitted Investment or any asset sale permitted under this Agreement or Investment permitted under this Agreement;

(r) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearing house arrangements, overdraft protections and other financial accommodations of the nature described in the definition of “Banking Services” and otherwise in connection with securities accounts, deposit accounts and employees’ credit or purchase cards, in each case incurred in the ordinary course of business;

(s) Indebtedness consisting of promissory notes issued to current or former officers, directors, consultants and employees of the Borrower or any Subsidiary, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by the Borrower or such Subsidiary of its Equity Interests to the extent permitted by Section 6.07(a);

(t) Indebtedness which represents extensions, renewals, refinancing or replacements (such new Indebtedness being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (g), (m), (n), (p), (v), (w), (x), (y), and (dd), hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, other than in respect of any fees, costs, accrued interest, and premiums incurred in connection therewith, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary unless such Lien is otherwise permitted by this Agreement, (iii) [intentionally omitted], (iv) [intentionally omitted], and (vi) if such Original Indebtedness was subordinated in right of payment or security to the Secured Obligations, then the terms and conditions (taken as a whole) of such Refinance Indebtedness must include subordination terms and conditions that, taken as a whole, are not materially less favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(u) Indebtedness in an aggregate principal amount at any time outstanding not to exceed, together with Indebtedness incurred under clause (n) above, $50,000,000; provided that (i) such Indebtedness shall have a stated final maturity that is no earlier than 91 days after the Latest Maturity Date and (ii) (x) no Subsidiary that is not a Loan Party shall have Guarantee obligations with respect to obligations of the borrower thereunder, (y) such Indebtedness shall not include any amortization, mandatory redemption, repurchase or repayment features that are applicable prior to the repayment in full of the Obligations and (z) the applicable interest rate on such Indebtedness shall not exceed 10% per annum, other than interest that takes the form of pay-in-kind interest;

(v) Indebtedness arising out of any sale and leaseback transaction; provided, that, the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $75,000,000 at any time outstanding;

(w) Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business (including, for the avoidance of doubt, related to insurance required to be maintained pursuant to this Agreement);

(x) guaranties with respect to Indebtedness to the extent the Person obligated with respect to such guaranty would not be prohibited from incurring the primary Indebtedness that is guaranteed thereby;

(y) Indebtedness of Foreign Subsidiaries not to exceed $20,000,000 in the aggregate at any time outstanding;

(z) Guarantees by the Borrower and any Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder (and cross-guarantees of guarantees by Borrower of Indebtedness of any Subsidiary otherwise permitted hereunder); provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Obligations, such Guarantee shall be subordinated in right of payment to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Borrower) to the Lenders as those contained in the subordination of such Indebtedness;

(aa) Indebtedness in respect of Swap Agreements designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(bb) Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the IPO, the Transactions, Permitted Acquisitions, transactions with Affiliates or any other Investment, in each case, permitted hereunder;

(cc) Indebtedness consisting of fees to any Sponsor payable pursuant to the Management Agreement (in an amount not to exceed the amount permitted thereunder as of the Effective Date); and

(dd) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest and paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) above.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same Collateral.

SECTION 6.02 Liens. No Loan Party will, nor will any Loan Party permit any of its respective Subsidiaries to, create, incur, or assume any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Liens.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its respective Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, divide or dissolve, except that, if at the time thereof and immediately (subject to the Limited Condition Transaction provisions) after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Subsidiary may merge into or liquidate or dissolve into, or consolidate with a Loan Party in a transaction in which such Loan Party is the surviving entity;

(ii) any Loan Party may merge into or liquidate or dissolve into, or consolidate with any other Loan Party in a transaction in which the surviving entity is a Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity) and any subsidiary that is not a Loan Party may merge, amalgamate or consolidate with one or more other subsidiaries that are not Loan Parties;

(iii) any Subsidiary may liquidate, divide or dissolve if the Borrower determines in good faith that such liquidation, division or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;

(iv) any Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that (i) the continuing or surviving Person shall be a Subsidiary of the Borrower, which together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10 and Section 5.11 to the extent required pursuant to the Collateral Documents, (ii) if a Loan Party is a party to such transaction, the surviving Person shall be a Loan Party and (iii) if the Borrower is party to such transaction, the surviving party shall be the Borrower; and

(v) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.05, a Permitted Acquisition or other Investments permitted by Section 6.04; provided that if the Borrower is party to such transaction, the surviving party shall be the Borrower.

(b) Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of the Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.10 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c) No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, engage to any material extent in any business other than businesses of the type engaged in by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto, ancillary, similar corollary, synergetic, complementary or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Permitted Acquisition or other permitted Investment).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, division, product line or line of business of such Person (whether through purchase of assets, merger or otherwise) (each an “Investment”), except:

(a) Permitted Investments;

(b) Investments in existence on the date hereof (i) not in excess of $2,000,000 in the aggregate, (ii) described in Schedule 6.04 and (iii) any extensions or amendments thereto not increasing the principal or capital amount, other than in respect of any fees, costs, accrued interest, and premiums incurred in connection therewith or on account of unused Commitments, described in clauses (i) and (ii) (unless otherwise permitted or made pursuant to legally binding written contracts in existence on the Effective Date);

(c) Investments by the Borrower and the Subsidiaries in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party (other than Equity Interests in Immaterial Subsidiaries and Excluded Property) shall be pledged pursuant to the relevant Collateral Documents and (ii) the aggregate amount of Investments made pursuant to this clause (c) by Loan Parties in Subsidiaries that are not Loan Parties shall not exceed, when taken together with investments by Loan Parties in Subsidiaries that are not Loan Parties incurred pursuant to Sections 6.04(d), $5,000,000 outstanding at any time (in each case determined without regard to any write-downs or write-offs);

(d) [intentionally omitted];

(e) loans or advances made by a Loan Party to its officers, directors or employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment or education expenses, relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;

(f) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(g) Investments by any Person existing on the date such Person is acquired as part of a Permitted Acquisition or other permitted Investments and not made in contemplation thereof;

(h) extensions of trade credit or the holding of receivables in the ordinary course of business;

(i) Investments constituting deposits described in the definition of “Permitted Liens”;

(j) Investments in the form of Swap Agreements permitted by Section 6.06;

(k) Guarantees constituting Indebtedness permitted by Section 6.01;

(l) Investments constituting Permitted Acquisitions;

(m) in addition to Investments otherwise expressly permitted by this Section 6.04, investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed at any time $15,000,000 plus the Cumulative Credit at such time;

(n) Investments received in connection with the disposition of assets, and to the extent resulting from or constituting Investments, Liens, Indebtedness and Restricted Payments permitted by this Agreement;

(o) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(p) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) and associated “true-up” payments, in each case, that are in the ordinary course of business;

(q) the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(r) Investments made in Excluded Subsidiaries and joint ventures in an amount not to exceed $10,000,000 in the aggregate per Fiscal Year; provided that, in each case, the Loan Parties shall have a minimum of $50,000,000 in Unrestricted Cash immediately after giving effect to such Investment;

(s) [intentionally omitted];

(t) Investments (other than an Investment that would qualify as an Equity Financed Permitted Acquisition) to the extent that the consideration for such Investments solely consists of the Qualified Equity Interests or cash proceeds of the Borrower plus the Cumulative Credit at such time;

(u) Investments in Swap Agreements permitted under Section 6.01(aa) and Banking Services Obligations;

(v) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(w) the licensing or contribution of intellectual property rights in the ordinary course of business, which is not otherwise restricted under the Loan Documents;

(x) Investments in deposit accounts, commodities and securities accounts opened in the ordinary course of business;

(y) guarantees by the Borrower or any of its Subsidiaries of leases (other than Capital Lease Obligations), contracts or of other obligations of the Borrower or any Subsidiary that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(z) any additional Investments; provided, that the Borrower and its Subsidiaries have positive Consolidated EBITDA on a pro forma basis (as of the Test Period then most recently ended) and after giving Pro Forma Effect to such Investments, the Consolidated First Lien Net Leverage Ratio is equal to or less than 2.00 to 1.00;

(aa) asset purchases (including purchases of inventory, supplies and materials) in the ordinary course of business (or in connection with a commercial transaction that is entered into in the ordinary course of business); and

(bb) Investments constituting Permitted Liens or Permitted Dispositions.

SECTION 6.05 Asset Sales. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, Dispose of any asset, including any Equity Interest owned by it, except:

(a) Dispositions of (i) obsolete, negligible, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and (ii) property (including any leasehold property interest) that is no longer (x) economically practical in its business, (y) commercially desirable or commercially reasonable to maintain or (z) used or useful in the conduct of the business of the Borrower or any of its Subsidiaries;

(b) Dispositions of assets from one Loan Party to another Loan Party;

(c) Dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d) Dispositions of cash and Permitted Investments in the ordinary course of business;

(e) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(f) Dispositions of assets by any Subsidiary that is not a Loan Party to a Loan Party or to a Subsidiary that is not a Loan Party;

(g) Dispositions constituting Liens permitted under Section 6.02, Dispositions permitted underSection 6.03, Investments permitted under Section 6.04 or Restricted Payments permitted under Section 6.07;

(h) Dispositions of Intellectual Property (i) that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful or material to in the conduct of the business of the Borrower and the Subsidiaries, taken as a whole, (ii) in the ordinary course of business, or (iii) to a third party where such Intellectual Property was developed in connection with any commercial arrangement that is entered into in the ordinary course of business by a Loan Party or Subsidiary thereof with such third party (including any such co- or joint-development or research agreements) and pursuant to such commercial arrangement (x) the Loan Party or Subsidiary and such third party agree (which agreement was made in their respective reasonable business judgment) that such Intellectual Property will be jointly-owned by the Loan Party or Subsidiary and such third party, (y) such Intellectual Property is related to or an improvement, derivative, or the like of such third party’s or any of its Affiliates’ pre-existing or background Intellectual Property, or (z) as between such third party and such Loan Party or Subsidiary, such Intellectual Property primarily relates to the business of such third party and its Affiliates;

(i) Dispositions of non-core assets acquired in a Permitted Acquisition or Dispositions required to obtain antitrust approval of a Permitted Acquisition or other Investment;

(j) licenses or sublicenses of Intellectual Property rights granted by Borrower or its Subsidiaries in the ordinary course of business (or in connection with a commercial agreement entered into in the ordinary course of business) or not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(k) [intentionally omitted];

(l) Dispositions of assets that are not permitted by any other clause of this Section 6.05, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (l) shall not exceed $3,000,000 in any fiscal year; provided that, all Dispositions pursuant to Section 6.05(l) shall be made for fair value and at least 75% of the consideration from such Disposition received by any Loan Party or Subsidiary, as applicable, shall be in the form of cash or Permitted Investments;

(m) [intentionally omitted];

(n) sales, transfers or other Dispositions of Investments in joint ventures permitted under Section 6.04(r) to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding agreements (and not included in such joint venture arrangements and similar binding agreements in contemplation of such sale, transfer or other Disposition);

(o) Dispositions of assets, including inventory and goods held for sale, in the ordinary course of business and immaterial assets (including termination of leases and licenses in the ordinary course of business, and a voluntary or mandatory recall of any product);

(p) Dispositions of property pursuant to sale and leaseback transactions, including those contemplated on the Effective Date and included on Schedule 6.05;

(q) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(r) Dispositions of assets not constituting Collateral in an aggregate amount not to exceed $15,000,000 in any fiscal year;

(s) the Borrower and any Subsidiary may (i) convert any intercompany Indebtedness to Equity Interests otherwise permitted hereunder, (ii) discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any other Loan Party to a Subsidiary that is not, in each case, a Loan Party or to another Loan Party, (iii) settle, discount, write-off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers, employees of the Borrower or any Subsidiary or any of their successors or assigns, in the ordinary course of business, or (iv) surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims, in the case of clause (iv), in the ordinary course of business;

(t) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business; and

(u) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower, in an aggregate amount not to exceed $15,000,000.

Notwithstanding any other provision contained herein, for all purposes of this Agreement and the other Loan Documents, all licenses, sublicenses, or other rights granted by Borrower or any of its Subsidiaries prior to the date hereof in connection with any Intellectual Property Rights (together with any other rights or obligations (including sales, assignments, conveyances, transfers, licenses, sublicenses, or other dispositions) (x) granted in connection with the foregoing prior to the date hereof or (y) required to be granted, or otherwise exercisable in connection with, the foregoing prior to or following the date hereof) shall be deemed, as applicable, a permitted Disposition pursuant to this Section 6.05 and Permitted Liens.

SECTION 6.06 Swap Agreements. Neither the Borrower nor any Subsidiary will enter into any Swap Agreement for speculative purposes.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, declare or make, any Restricted Payment, except:

(i) each Subsidiary may declare and pay dividends or make other Restricted Payments with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(iii) So long as no Event of Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto, the Borrower and each Subsidiary may (i) pay (or make Restricted Payments to allow Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, parents, grandparents (or otherwise related), successors, executors, administrators, heirs, testamentary trustees, legatees or distributes of any of the foregoing) of such Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Subsidiaries or (ii) make Restricted Payments in the form of distributions to allow Borrower or any direct or indirect parent of Borrower to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, parents, grandparents (or otherwise related), successors, executors, administrators, heirs, testamentary trustees, legatees or distributes of any of the foregoing) of such Subsidiary (or the Borrower or any other direct or indirect parent thereof) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons; provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.07(a)(iii) shall not exceed (x) $5,000,000 in the aggregate or (y) solely to the extent that Liquidity immediately prior to such purchase of Equity Interests and after giving pro forma effect to the purchase of such Equity Interests is equal to or greater than $250,000,000, $10,000,000 in the aggregate; provided, further, that such amount in any calendar year may further be increased by an amount not to exceed the sum of:

(A) amounts used to increase the Cumulative Credit pursuant to clause (c) and clause (d) of the definition of “Cumulative Credit”; and

(B) the net proceeds of key man life insurance policies received by the Borrower or its Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies; provided that such proceeds are used solely to repurchase Equity Interests held by the employee (or any of his or her successors or assigns, including any family trusts) that is the subject of such key man life insurance;

provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iv) the Loan Parties may make Restricted Payments pursuant to and in accordance with stock option plans, warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, or other benefit plans for management or employees of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice,

(v) Tax Distributions may be paid annually or in multiple installments, based on the Borrower’s good-faith and reasonable estimate of the amount of Tax Distributions for any such year or period, with any over-distribution to reduce any subsequent Tax Distribution dollar for dollar,

(vi) [intentionally omitted],

(vii) [intentionally omitted],

(viii) Restricted Payments in an aggregate amount not to exceed the Cumulative Credit at such time; provided that solely with respect to amounts used to increase the Cumulative Credit pursuant to clauses (a) and (b), in each case, of the definition of “Cumulative Credit”, (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a pro forma basis the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 for the four fiscal quarters ended immediately prior to the proposed date of such Restricted Payment;

(ix) Restricted Payments made (i) to consummate the IPO and the Transactions, (ii) in respect of working capital adjustments or purchase price adjustments and any other payment required pursuant to any Permitted Acquisition or other permitted Investments, (iii) in order to satisfy indemnity and other similar obligations under any Permitted Acquisition or other permitted Investments and (iv) to holders of Equity Interests of the Borrower in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(x) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions permitted by any provision of Sections 6.03, 6.04, and 6.05 (other than 6.05(g));

(xi) the Borrower or any of the Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or other permitted Investment;

(xii) the payment of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.07; provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when so made;

(xiii) any Restricted Payment in the minimum amount necessary to prevent any Indebtedness of the Borrower and its Subsidiaries permitted under Section 6.01 from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(xiv) any Restricted Payment in an amount not to exceed $15,000,000;

(xv) the refinancing of any Junior Indebtedness with any Junior Indebtednesspermitted by Section 6.01;

(xvi) the conversion or exchange of any Junior Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent entity thereof;

(xvii) the prepayment, redemption, purchase, defeasement or satisfaction of Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary; and

(xviii) unlimited Restricted Payments, provided, that (i) no Event of Default shall have occurred and be continuing immediately prior to, or shall result from, such Restricted Payment (subject to the Limited Condition Transaction provisions) and (ii) after giving Pro Forma Effect to such Restricted Payments the Consolidated First Lien Net Leverage Ratio is equal to or less than 2.00 to 1.00 as of the most recently ended Test Period.

SECTION 6.08 [Reserved].

SECTION 6.09 Restrictive Agreements. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to enter into any agreement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.09 and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition (as determined in good faith by the Borrower) taken as a whole, (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole, provided that such restrictions and conditions apply only to such Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by Section 6.03 or Section 6.05 pending the consummation of such disposition, (F) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) customary provisions in shareholders agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any joint venture and other similar agreements applicable to joint ventures and in each case applicable solely to such joint venture and the Equity Interests issued thereby, (J) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business, (K) restrictions that will not materially impair the Borrower’s ability to make payments under this Agreement and the other Loan Documents (as determined by the Borrower acting in good faith), (L) restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect in any material respect its obligation or ability to make any payments required hereunder, (M) Permitted Liens and (N) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) above; provided, that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Loan Documents as and when due; and (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, nor to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10 Financial Condition Covenants. The Borrower will not, and will not permit any of its Subsidiaries to:

(a) from the Effective Date to (but not including) the first Business Day after a Leverage Covenant Triggering Event has occurred, permit Liquidity, as of the last day of each fiscal quarter (commencing with the quarter ending December 31, 2025), to be less than $~~50,000,000~~120,000,000 as of such date (this clause (a), the “Minimum Liquidity Covenant”);

(b) from the Effective Date to (but not including) the first Business Day after a Leverage Covenant Triggering Event has occurred, permit Free Cash Flow as of the last day of each fiscal quarter as set forth below to be less than the amount set forth below opposite such date:

Date of Determination	Minimum Free Cash Flow
December 31, 2025	-$	325,000,000
March 31, 2026	-$	250,000,000
June 30, 2026	-$	175,000,000
September 30, 2026	-$	125,000,000
December 31, 2026	-$	100,000,000
March 31, 2027	-$	75,000,000
June 30, 2027	-$	50,000,000
September 30, 2027	-$	50,000,000
December 31, 2027	-$	25,000,000
March 31, 2028	-$	25,000,000
June 30, 2028	-$	25,000,000
September 30, 2028 and, thereafter, as of the last day of each subsequent fiscal quarter		$0

; provided that if Free Cash Flow for the last twelve months is greater than the projected Free Cash Flow for the last twelve months as set forth in the 2025 Pro Forma Model as of the applicable last day of any fiscal quarter (as reasonably calculated by the Borrower and attached hereto as Schedule 6.10(b)), the amount by which such Free Cash Flow exceeds such projected Free Cash Flow may be carried forward to any subsequent last day of any fiscal quarter; provided that such excess amount that may be carried forward shall not exceed in any fiscal quarter the lesser of (x) $50,000,000 and (y) the aggregate amount of excess Free Cash Flow as of the immediately preceding two fiscal quarters).

(c) commencing upon the occurrence of a Leverage Covenant Triggering Event, permit the Consolidated First Lien Net Leverage Ratio, as of the last day of each fiscal quarter, to be greater than 4.00 to 1.00 (as of the last day of the Test Period then most recently ended).

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or Junior Lien Indebtedness, in each case, with a principal amount then outstanding in excess of the Threshold Amount, except as not prohibited under any related subordination agreement (including any Acceptable Subordination or Intercreditor Agreement, as applicable), or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents in a manner materially adverse to the Lenders.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower or any other Loan Party shall fail to pay (i) any due and payable interest on any Loan and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made and, to the extent such incorrect representation or warranty is capable of being corrected, shall remain incorrect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (provided that notice of such Event of Default shall cure any such Event of Default as a result of a breach under Section 5.02(a)), 5.03 (solely with respect to legal existence of the Borrower), 5.08 or in Article VI of this Agreement; provided, that the covenant in Section 6.10 is subject to cure pursuant to Section 7.02 and an Event of Default with respect to Section 6.10 shall not occur unless a Cure Right is not exercised by the Cure Expiration Date;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied or unwaived for a period of (i) in the case of any such failure in respect of Section 5.01(a) through (d), 5.02 (other than 5.02(a)) or 5.09, five (5) Business Days and (ii) in the case of any such failure in respect of any other provision, thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable notice and grace periods provided in the applicable instrument or agreement under which such Material Indebtedness was created; provided that this clause (f) shall not apply to any such failure that is (x) remedied by the Loan Parties or any Subsidiary or (y) waived (including in the form of a forbearance or amendment) by the requisite holders of the applicable item of Material Indebtedness;

(g) any event or condition occurs (after all applicable grace periods have expired and all required notices have been given) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case, after the delivery of any required notices and passage of any grace periods); provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (B) Indebtedness which is convertible into Equity Interests and converts to Equity Interests or fractional shares in cash in accordance with its terms or (C) any breach or default that (x) is remedied by the Borrower or any applicable Subsidiary or (y) is waived (including in the form of an amendment or forbearance) by the requisite holders of the applicable item of Material Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary (in either case, other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary (in either case, other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary (in either case, other than any Immaterial Subsidiary) of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(j) [intentionally omitted];

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $15,000,000, to the extent not covered by insurance or which is not otherwise covered by an indemnification in favor of any Loan Party or any Subsidiary of any Loan Party, as applicable, shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall have occurred;

(n) except as permitted by the terms of this Agreement, the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party;

(o) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral, taken as a whole, as required by this Agreement or any Collateral Document, or (ii) any Lien on any material portion of the Collateral, taken as a whole, securing any Secured Obligation shall cease to be a perfected (if and to the extent required to be perfected under the Collateral Documents), first priority Lien (subject to Permitted Liens), except (A) as a result of the release of a Loan Party or the sale, transfer or other disposition to a Person that is not a Loan Party or a Subsidiary of the applicable Collateral in each case, in a transaction permitted under the Loan Documents, (B) as a result of the Administrative Agent’s or any other Secured Party no longer having possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Collateral Documents or (C) UCC continuation statements not being timely filed; or

(p) any material provision of any Loan Document, at any time after its execution and delivery, for any reason other than as expressly permitted hereunder or thereunder, or as a result of the termination of the Commitments and the Payment in Full the Obligations of the Loan Parties thereunder, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any Loan Document or shall purport to revoke, terminate or rescind any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (including the Issuing Bank Sublimit and Swingline Commitment), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law), and (iii) require that the Borrower provide cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law). Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the request of the Required Lenders, shall exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents but subject to the terms therein, if any Event of Default has occurred and is continuing, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except for any notice of default to the extent expressly required under the Loan Documents and/or any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived (to the extent permitted by applicable law)), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. With respect to any public or private sales referred to in the preceding sentence, the Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’

fees and disbursements to the extent reimbursable under Section 9.03, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 7.02 Right to Cure. Notwithstanding the foregoing Section 7.01 above, in the event that the Borrower fails to comply with any of the financial covenants referenced in Section 6.10 above (each a “Financial Performance Covenant”), from the first day of the applicable fiscal quarter until the fifteenth (15th) Business Day (such date, the “Cure Expiration Date”) subsequent to the date on which financial statements (together with the Compliance Certificate) with respect to the fiscal quarter for which such Financial Performance Covenant is being measured are required to be delivered, the Borrower shall have the right, but not the obligation, to cure any such Event of Default (a “Cure Right”) by receiving cash contribution from its direct or indirect equity holders or from any issuance of Equity Interests of Borrower (such proceeds, the “Cure Proceeds”), and upon the receipt by the Borrower of Cure Proceeds (such amount of Cure Proceeds being referred to as the “Cure Amount”). Pursuant to the exercise by the Borrower of such Cure Right, such Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(a) Liquidity, Free Cash Flow and EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default under the applicable Financial Performance Covenants with respect to each period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose or period under this Agreement, by an amount equal to the Cure Amount; provided, that the prepayment of Indebtedness with the proceeds of such Cure Amount shall be given pro forma effect in each applicable fiscal quarter following the fiscal quarter in respect of which the Cure Amount was received; and

(b) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the applicable Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the applicable Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

In furtherance of Section 7.02 above, (i) no Default or Event of Default under Section 6.10 shall exist until after the Cure Expiration Date and (ii) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 6.10 until and unless the Cure Expiration Date has occurred without the Cure Amount having been received unless such Event of Default shall have been waived in accordance with the terms of this Agreement. Neither the Administrative Agent nor any Lender shall take any action to foreclose on, or take possession of, the Collateral, accelerate any Obligations, terminate any Commitments or otherwise exercise any remedies under any Loan Document or any applicable laws on the basis of a breach of Section 6.10 (or as a direct result of consummation of any transaction pursuant to Article VI that would be not permitted hereunder solely due to the continuance of a Default or Event of Default under Section 6.10 or the failure to deliver a notice of default, solely in respect of a Default or Event of Default under Section 6.10 as required pursuant to Section 5.02(a)), unless and until the Cure Expiration Date has occurred and the Borrower has not received the Cure Amount.

Notwithstanding anything herein to the contrary, (i) there shall be no more than two Cure Rights in any period of four consecutive fiscal quarters, (ii) no Cure Amount may be greater than the amount required to cause the Borrower to be in compliance with any and all Financial Performance Covenants, (iii) there shall be no more than five Cure Rights in respect of each Financial Performance Covenant made on or before the Maturity Date, and (iv) this Section 7.02 may not be relied on for purposes of calculating compliance with any covenants other than compliance with the Financial Performance Covenants and shall not result in any adjustment to any baskets or other amounts. At the request of the Borrower, the Cure Amount used to calculate Liquidity, Free Cash Flow and EBITDA for one fiscal quarter shall be used and included when calculating Liquidity, Free Cash Flow and EBITDA for each Test Period that includes such fiscal quarter.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the U.S., each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks, any other Secured Party (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent (other than Excluded Affiliates). The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith, or willful misconduct in the selection of such sub-agent.

(e) The Lead Arrangers shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder to the Lenders or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, except in respect of Sections 8.01, 8.03, 8.05, 8.06, 8.07, 8.08, and 8.10, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02 Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith, or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it, in good faith, to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEAD ARRANGERS OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH, MATERIAL BREACH OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.

Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) [Intentionally Omitted].

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Issuing Bank Sublimit and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Swingline Lender”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank, Swingline Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. If the Administrative Agent is a Defaulting Lender or is in material breach of its obligations under this Agreement, the Borrower may remove such Lender from such role upon 15 days’ notice to the Lenders and the Administrative Agent, as applicable. (i) Upon any such resignation, the Administrative Agent may appoint one of its Affiliates (other than Excluded Affiliates) acting through an office in the United States as a successor Administrative Agent and (ii) upon such removal or if the Administrative Agent has not appointed one of its Affiliates acting through an office in the United States, as a successor Administrative Agent pursuant to clause (i) above, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of written notice of resignation or the Borrower’s giving of written notice of removal of the Administrative Agent, then the Borrower may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In any case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default under Section 7.01(a), (b) or (h) has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives written notice of its intent to resign or after the Borrower’s giving of written notice of removal of the Administrative Agent, as applicable, the retiring Administrative Agent may give written notice of the effectiveness of its resignation or the Borrower may give written notice of the effectiveness of the Administrative Agent’s removal to the Lenders, as applicable, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring or removed Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring or removed Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person (it being understood that the fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor) and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06 Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, nonpublic information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement.

(c)

(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its reasonable discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount. Each Lender hereby further agrees that the Borrower and each other Loan Party shall not be liable for any damages arising from any Payments described in this Section 8.06(c).

(iv) Each Lender’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and Wells Fargo and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to Wells Fargo and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither Wells Fargo nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

SECTION 8.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Banking Services Obligations and no Swap Agreement the obligations under which constitute Swap Agreement Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent to (and the Administrative Agent shall) (w) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien pursuant to clauses (b), (c), (d), (e), (f), (g), (h), (m), (r), (s) and (t) of the definition thereof, (x) to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties, (y) to automatically release any Lien on any property granted to or held by the collateral agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not then due) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) at the time the property subject to such Lien is disposed or to be disposed as part of or in connection with any Disposition permitted hereunder to a Person that is not a Loan Party, (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or a greater percentage of Lenders required hereunder, (iv) such property constitutes Excluded Property, (v) to the extent provided in the Collateral Documents or an Acceptable Subordination or Intercreditor Agreement, or (vi) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (z), and (z) to automatically release any Subsidiary Guarantor (other than the Borrower) from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, in each case subject to Section 10.14(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08 Credit Bidding

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and the conditions for exemptive relief are satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10 Subordination and Intercreditor Agreements. The Administrative Agent is authorized and instructed by the Lenders and each other Secured Party to, and shall, enter into any Acceptable Subordination or Intercreditor Agreement contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (B) secured by any Lien and (ii) which contemplates an Acceptable Subordination or Intercreditor Agreement, and the Secured Parties party hereto acknowledge that any Acceptable Subordination or Intercreditor Agreement is binding upon them. Each Lender and each other Secured Party hereby (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Acceptable Subordination or Intercreditor Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Acceptable Subordination or Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof, as applicable. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Subordination or Intercreditor Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, as follows:

(i) if to any Loan Party, to it in care of the Borrower at:

Firefly Aerospace Inc.

1320 Arrow Point Drive, #109

Cedar Park, TX 78613

Attn: Legal Department

Email: [***]

With a copy to (which shall not constitute notice):

AE Industrial Partners, LP

6700 Broken Sound Pkwy NW

Boca Raton, FL 33487

Attn: [***]; [***]; [***]

Email: [***]; [***]; [***]

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attn: [***]

Email: [***]

(ii) if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to Wells Fargo Bank, National Association:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: [***]

Facsimile No.: [***]

Email: [***]

(iv) if to an Issuing Bank or the Swingline Lender, to it at the address separately provided to the Borrower; and

(v) if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.14(b), (c) and (e) and Section 9.02(e) below and except as otherwise set forth in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (but not Required Lenders) (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest ~~or~~, fees or other Obligations payable hereunder, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender) (but not Required Lenders); provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application or amount of the default rate described in Section 2.13(c) or waive any obligation of the Borrower to pay interest or fees at such default rate and with respect to amendments to any financial covenant ratios or related definitions, the impact of which may reduce such amounts, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any scheduled date for payment of any interest thereon, or any fees or other Obligations payable hereunder (including extending the expiration of a Letter of Credit to a date after the Maturity Date), or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender) (but not Required Lenders); provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application or amount of the default rate described in Section 2.13(c), waive any obligation of the Borrower to pay interest or fees at such default rate and with respect to amendments to any financial covenant ratios or related definitions, the impact of which may such scheduled amounts, (iv) change Section 2.09(b), 2.18(b), (d) or (e) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each directly and adversely affected Lender (but not Required Lenders), (v) change the payment waterfall provisions of Section 2.18(b) or 2.20(b) without the written consent of each directly and adversely affected Lender, (vi) release the Borrower from its Obligations without the written consent of each Lender, (vii) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or, except as provided in the following clause (viii), any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, in each case to reduce the percentage or number of Lenders set forth therein to approve such waiver, amendment, or modification of any such rights without the written consent of each directly and adversely affected Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required), or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis, following the incurrence thereof, as the Commitments, as applicable), (viii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender) (but not Required Lenders), (ix) contractually subordinate any of the Obligations in right of payment to any other Indebtedness or contractually subordinate any Liens on Collateral securing the Obligations to any Lien on such Collateral securing any other Indebtedness, in each case without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), except (A) Indebtedness that is permitted to be senior in right of payment to such Obligations under the Loan Documents in effect on the Effective Date and/or be secured by a Lien on the Collateral that is senior to such Lien securing the Obligations under the Loan Documents in effect on the Effective Date, (B) any “debtor in-possession” facility, or (C) any other Indebtedness so long as such Indebtedness is offered ratably to all Lenders holding the Obligations on substantially the same terms (other than arranger fees, agent fees, bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction), (x) amend or waive the conditions set forth in Section 4.01 (including amendments to the component definitions thereof which have the effect of amending or waiving such conditions), in each case without the written consent of each Lender, (xi) release all or substantially all of the Guarantors from their obligations under the Loan Guaranty, without the written consent of each directly and adversely affected Lender (other than any Defaulting Lender) (but not Required Lenders) (except as otherwise provided for in this Agreement as in effect on the Effective Date), or (xii) except as provided in paragraph (f)(i) of this Section 9.02, release all or substantially all of the Collateral (except as otherwise provided for in this Agreement as in effect on the Effective Date), without the written consent of each directly and adversely affected Lender (other than any Defaulting Lender) (but not Required Lenders); provided further, that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Borrower, the Administrative Agent and the Issuing Bank, respectively; provided further, only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04.

(c) [Intentionally Omitted].

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders or Lenders at least constituting 50% of the directly and adversely affected Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace (x) a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank shall agree, as of such date, (A) to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement, (B) to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (C) to comply with the requirements of clause (b) of Section 9.04, (D) to consent to the applicable amendment, waiver or consent, and (y) at the Borrower’s election, reduce the Commitments of the Non-Consenting Lender on a non-pro rata basis, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e) Notwithstanding anything to the contrary contained in this Section 9.02, guarantees, Collateral Documents and related documents executed by the Loan Parties or the subsidiaries in connection with this Agreement shall be in a form reasonably determined by the Administrative Agent and the Borrower and may be, together with this Agreement, amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment, modification, supplement or waiver is delivered in order to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of Law, (C) to (x) correct or cure ambiguities, errors, omissions, mistakes or defects, (y) effect administrative changes of a technical or immaterial nature or (z) correct cross references or similar inaccuracies or (D) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(f) Notwithstanding anything in this Agreement or any Collateral Document to the contrary, the Administrative Agent, in its reasonable discretion, may grant extensions of time for the satisfaction of any of the requirements described under Sections 5.10 and 5.11 or any Collateral Document in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Collateral Document.

(g) Notwithstanding anything to the contrary contained in Section 9.02, if at any time after the Effective Date, the Administrative Agent and the Borrower shall have jointly identified (x) an ambiguity, error, omission or defect, (y) any ambiguity, error, omission, mistake or defect of a technical or immaterial nature or (z) any incorrect cross reference or similar inaccuracy, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document..

(h) The Lenders and the Issuing Bank hereby irrevocably authorize and instruct the Administrative Agent to release (and hereby automatically releases) any Liens granted to or held by the Administrative Agent upon any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (A) contingent obligations and (B) Swap Agreement Obligations and Banking Services Obligations), and the expiration with no pending drawings or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), (ii) constituting property being sold or disposed of to a Person other than a Loan Party if the sale or disposition is made in compliance with the terms of this Agreement or pursuant to an Acceptable Subordination or Intercreditor Agreement, (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) as otherwise permitted by, but only in accordance with, the terms of any Loan Document, (vi) assets that are Excluded Property, or (vi) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. At any time that a Loan Party desires that the Administrative Agent take any action to acknowledge or confirm any release of Collateral pursuant to clauses (ii), (iii), (iv) or (v) of the preceding sentence, such Loan Party shall, upon the Administrative Agent’s reasonable request, deliver to the Administrative Agent a certificate signed by a Responsible Officer of such Loan Party (or the Borrower on behalf of such Loan Party) certifying as to such matter relating to such release as the Administrative Agent may reasonably request (and the Lenders authorize the Administrative Agent to rely upon such certificate in performing its obligations hereunder). Upon reasonable request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.03 Expenses; Limitation of Liability; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arrangers (limited to Cahill Gordon & Reindel LLP (or another law firm agreed by the Borrower) as counsel to the Administrative Agent and the Lenders taken as a whole), in connection with the syndication, distribution (including without limitation, via the internet or through an Approved Electronic Platform) of the Revolving Facility provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender (limited to Cahill Gordon & Reindel LLP (or another law firm agreed by the Borrower) as counsel to the Administrative Agent and the Lenders taken as a whole and, if reasonably necessary, one local counsel in each relevant material jurisdiction material to the interests of the Lenders taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Lenders taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder,.

(b) To the extent permitted by applicable law (i) in the absence of gross negligence, bad faith, material breach of this Agreement or the other Loan Documents, or willful misconduct on the part of any Lender-Related Person (as defined below) (as finally determined by a court of competent jurisdiction), the Borrower and any Loan Party shall not assert and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Lead Arrangers, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”), any claim against any Lender-Related Person for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Platform), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Each of the Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (other than Excluded Affiliates) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (limited to Cahill Gordon & Reindel LLP (or another law firm agreed by the Borrower) as counsel to the Administrative Agent and the Lenders taken as a whole and, if reasonably necessary, one local counsel in each relevant material jurisdiction material to the interests of the Lenders taken as a whole, and in the case of a conflict of interest, one additional counsel to the affected Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) [intentionally omitted]; (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (a) such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, material breach or bad faith of such Indemnitee’s (or such Indemnitee’s Related Parties) obligations hereunder or under any other Loan Document or (b) any dispute solely among the indemnitee that does not involve an act or omission of the Borrower of any of its Subsidiaries (other than any claims against an Indemnitee in its capacity as an administrative agent or arranger or any similar role under the Loan Documents). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages etc. arising from any non-Tax claim.

(d) Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by any Loan Party and without limiting the obligation of such Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor (which demand shall include supporting documentation of any demanded amounts).

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c)

of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(1) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Revolving Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), (b) or (h) has occurred and is continuing, any other assignee (other than any Ineligible Institution);

(2) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;

(3) each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; and

(4) each Swingline Lender; provided that no consent of a Swingline Lender shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) such Swingline Lender has no outstanding Swingline Loans at that time.

(ii) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b) or (h) has occurred and is continuing;

(2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) [intentionally omitted], (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party,(e) any Disqualified Lender identified by the Borrower in writing to the Administrative Agent or (f) to any Lender that has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in the final paragraph of Section 9.19. The Borrower hereby consents to the Administrative Agent disclosing the Ineligible Institutions to the Lenders (upon their written request to the Administrative Agent).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and, with respect to its own Commitments and Loans, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(iv) is intended that the Loans and LC Disbursements shall at all times be maintained in “registered form” within the meaning of Sections 163(f), 165(j), 871(h)(2) and 881(c)(2), and 4701 of the Code.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder),, the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(d) or

(e), 2.07(b), 2.18(f) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) shall be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, unless the participation is made with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use commercially reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Further, notwithstanding any other provisions herein or in any Loan Document to the contrary, no action taken and reported to the Administrative Agent and the Lenders shall provide the basis for any Event of Default more than two (2) years after the date on which such action was disclosed in writing by the Borrower to the Lenders; provided that such two year limitation will not apply with respect to any Default or Event of Default if the Administrative Agent or the Required Lenders have exercised remedies in respect of such Default or Event of Default prior to such time, in each case, in accordance with the terms of this Agreement.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic

Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. Subject to the terms of any Acceptable Subordination or Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any escrow, trust, or tax accounts) (other than those deposits held on a Loan Party’s behalf composed of escrow, payroll and Taxes due thereon or on wages already paid, employee health and benefits, pension, fiduciary, 401(k), petty cash, trust and accounts withheld from payments to third parties intended to be paid over by such Loan Party to a Governmental Authority as withholding Tax) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the Law of the State of New York.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent, any Secured Party or any of their respective Related Parties relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such Administrative Agent, Issuing Bank and Lender shall be liable for such Persons to whom such disclosure is made to the extent such Person fails to keep such information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the prior consent of the Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower that is not known to be subject to a confidentiality or fiduciary obligation to the Borrower or its Subsidiaries or Affiliates or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section. For the purposes of this Section, “Information” means all information received from the Loan Parties or from other Persons on their behalf relating to the Loan Parties, their Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than customary information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act and Beneficial Ownership. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “USA Patriot Act”) and Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and Beneficial Ownership Regulation.

SECTION 9.15 Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent (if applicable) or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 No Fiduciary Duty, Etc.

(a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such

Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.19 Net Short Lenders. Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (including its Affiliates for purposes hereof) (other than any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position that is at least 5% short with respect to the Loans and Commitments (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any amendment, modification or waiver of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Net Short Lenders; provided that the forgoing shall not apply to any Lender that is a Regulated Entity or, subject to the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed), an Affiliate of a Regulated Entity and (y) such Affiliate is also an Affiliate of a Regulated Entity. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and Administrative Agent shall be entitled to rely conclusively on each Lender as to such Lender’s status as a Net Short Lender). The Administrative Agent (and its sub-agents) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, any other Lender’s compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent (and its sub-agents), in such capacity and not in its capacity as a Lender, if applicable, shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Assignee or Participant is a Net Short Lender.

SECTION 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Guarantor (other than those that have delivered a separate Loan Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable out of pocket costs and expenses to which the Secured Parties are entitled to reimbursement under Section 9.03, including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations, in each case, to the extent reimbursable under Section 9.03 (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations. This Loan Guaranty is a continuing guarantee and shall remain in effect until the Maturity Date. Each Guarantor hereby irrevocably waives any right to revoke this Loan Guaranty as to future transactions giving rise to any Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives (to the extent permitted by applicable law) any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment of the applicable portion of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment of the applicable portion of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Guarantor or any other Obligated Party, other than, in each case, the payment of the applicable portion of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Payment in Full of the Secured Obligations.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 [Intentionally Omitted].

SECTION 10.09 [Intentionally Omitted].

SECTION 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Administrative Agent, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 10.10 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 10.10 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a) To the extent that any Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the

termination of this Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.14 Release of Guarantors.

(a) A Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary. In connection with any release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s sole expense, all documents that such Loan Party shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under the Loan

Guaranty if such Guarantor becomes an Excluded Subsidiary or is disposed in accordance with this Agreement to a Person that is not a Loan Party; provided, that if any Guarantor ceases to be a wholly-owned Domestic Subsidiary of the Borrower, such Subsidiary shall not be released from its obligations under the Loan Guaranty if the primary reason that such Guarantor has become an Excluded Subsidiary is as a result of a transfer of the Equity Interests of such Guarantor to an Affiliate of the Borrower that was done other than for a bona fide business purpose and in contemplation of adversely affecting the Secured Parties’ interests in the Loan Guaranty and/or Collateral.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations shall have been Paid in Full, all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) Upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released.

[Signature Pages Intentionally Omitted]

EXHIBIT B

[See attached]

EXHIBIT C

[See Attached]